                                                                    EXHIBIT 10.2




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              OCULAR SCIENCES, INC.

                                       AND

            ESSILOR INTERNATIONAL (COMPAGNIE GENERALE D'OPTIQUE) S.A.




                                DECEMBER 21, 2000
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                                TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT....................................................    1

ARTICLE I. DEFINITIONS......................................................    2

1.1   DEFINED TERMS.........................................................    2
1.2   OTHER DEFINED TERMS...................................................   12

ARTICLE II. PURCHASE AND SALE OF ASSETS.....................................   14

2.1   TRANSFER OF ASSETS....................................................   14
2.2   [RESERVED]............................................................   15
2.3   EXCLUDED LIABILITIES..................................................   15
2.4   PURCHASE PRICE........................................................   16
2.5   POST-CLOSING ADJUSTMENT...............................................   16
2.6   CLOSING COSTS; TRANSFER TAXES AND FEES................................   18

ARTICLE III.................................................................   18

3.1   CLOSING...............................................................   18
3.2   ACTIONS AT CLOSING....................................................   18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................   19

4.1   ORGANIZATION OF THE COMPANIES.........................................   19
4.2   SUBSIDIARIES..........................................................   20
4.3   AUTHORIZATION.........................................................   20
4.4   TITLE TO PURCHASED ASSETS; CONDITION AND SUFFICIENCY OF PURCHASED
      ASSETS ...............................................................   20
4.5   ABSENCE OF CERTAIN CHANGES OR EVENTS..................................   20
4.6   CONTRACTS AND LEASES..................................................   21
4.7   FACILITIES............................................................   22
4.8   PERMITS...............................................................   23
4.9   NO CONFLICT OR VIOLATION..............................................   23
4.10  CONSENTS AND APPROVALS................................................   24
4.11  FINANCIAL INFORMATION.................................................   24
4.12  BOOKS AND RECORDS.....................................................   24
4.13  LITIGATION............................................................   24
4.14  LABOR MATTERS.........................................................   25
4.15  LIABILITIES...........................................................   25
4.16  WARRANTY AND PRODUCT LIABILITY MATTERS................................   25
4.17  COMPLIANCE WITH LAW...................................................   26
4.18  NO BROKERS............................................................   26
4.19  PROPRIETARY RIGHTS....................................................   26
4.20  EMPLOYEE PLANS AND EMPLOYEE MATTERS...................................   28
4.21  TRANSACTIONS WITH CERTAIN PERSONS; PARENT AGREEMENTS..................   32
4.22  TAX MATTERS...........................................................   32
4.23  COMPUTER SOFTWARE.....................................................   33
4.24  ACCOUNTS RECEIVABLE...................................................   33
4.25  INVENTORY.............................................................   33
4.26  COMPLIANCE WITH ENVIRONMENTAL LAWS....................................   34
4.27  OWNERSHIP OF SUNSOFT SHARES AND SUNSOFT UK SHARES.....................   34
4.28  NO OTHER AGREEMENTS TO SELL THE BUSINESS OR THE PURCHASED ASSETS......   35
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4.29  MATERIAL MISSTATEMENTS OR OMISSIONS...................................   35
4.30  SUNSOFT AGREEMENTS; ABSENCE OF AGREEMENTS AND LIABILITIES.............   35

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................   36

5.1   ORGANIZATION OF THE PURCHASER.........................................   36
5.2   AUTHORIZATION.........................................................   36
5.3   NO CONFLICT OR VIOLATION..............................................   36
5.4   CONSENTS AND APPROVALS................................................   37
5.5   NO BROKERS............................................................   37

ARTICLE VI. COVENANTS AND AGREEMENTS........................................   37

6.1   FURTHER ASSURANCES....................................................   37
6.2   NO SOLICITATION BY THE SELLERS........................................   39
6.3   NO SOLICITATION BY THE PURCHASER......................................   39
6.4   NOTIFICATION OF CERTAIN MATTERS.......................................   40
6.5   INVESTIGATION BY THE PURCHASER........................................   40
6.6   MAINTENANCE OF BUSINESS...............................................   41
6.7   CERTAIN PROHIBITED TRANSACTIONS.......................................   41
6.8   EMPLOYEES.............................................................   41
6.9   DIVISION OF BUSINESSES................................................   42
6.10  INTEGRATION OF THE BUSINESS WITH THE PURCHASER; TRANSITION SERVICES...   42
6.11  VENDOR RELATIONS......................................................   43
6.12  TAX MATTERS...........................................................   43
6.13  PHOTOCHROMIC TECHNOLOGY...............................................   44
6.14  PARENT BOARD OF DIRECTOR APPROVAL.....................................   45
6.15  HOC CONTACT LENS BUSINESS.............................................   45

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER...........   45

7.1   CONDITIONS............................................................   45

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS................   47

8.1   CONDITIONS............................................................   47

ARTICLE IX. INDEMNIFICATION.................................................   48

9.1   SURVIVAL OF REPRESENTATIONS, ETC......................................   48
9.2   INDEMNIFICATION.......................................................   48

ARTICLE X. TERMINATION......................................................   51

10.1  TERMINATION...........................................................   51
10.2  EFFECT OF TERMINATION.................................................   52

ARTICLE XI. MISCELLANEOUS...................................................   53

11.1  ASSIGNMENT............................................................   53
11.2  NOTICES...............................................................   53
11.3  CHOICE OF LAW.........................................................   54
11.4  ARBITRATION OF DISPUTES...............................................   54
11.5  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; INTERPRETATION..............   54
11.6  COUNTERPARTS..........................................................   55
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11.7  INVALIDITY............................................................   55
11.8  COVENANTS OF SUBSIDIARIES.............................................   55
11.9  HEADINGS..............................................................   55
11.10 EXPENSES..............................................................   55
11.11 SCHEDULES.............................................................   55
11.12 PUBLIC STATEMENTS AND PRESS RELEASES..................................   55
11.13 NO THIRD-PARTY BENEFICIARIES..........................................   56
11.14 FURTHER ASSURANCES....................................................   56
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                         TABLE OF SCHEDULES AND EXHIBITS

            Disclosure Schedules

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            Exhibit 1          Assumed Liabilities
            Exhibit 2          Distribution Agreements
            Exhibit 3          Key Employee Severance Terms
            Exhibit 4          Excluded Assets
            Exhibit 5          Intellectual Property Licensing Agreement
            Exhibit 6          La Compasserie Facility Lease
            Exhibit 7          Non-Compete Agreement
            Exhibit 8          Software Not Dedicated to Business
            Exhibit 9          Dedicated Software
            Exhibit 10         Royalty Agreement
            Exhibit 11         [Reserved]
            Exhibit 12         Trademark License Agreement
            Exhibit 13         Transition Services Agreement
            Exhibit 14         Purchase Price Allocation
            Exhibit 15         Facilities Not Dedicated to the
                               Business
            Exhibit 16         Key Employees
            Exhibit 17         Sellers' Counsel Opinion
            Exhibit 18         Purchaser's Counsel Opinion

            Appendix 1         Assumed Employee Plans
            Appendix 2         Interim Financial Statements and Year-End
                               Financial Statements
            Appendix 3         Seller Retained Employee Plans
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                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (this "Agreement"), dated as of December 21, 2000, is entered into by and between Ocular Sciences, Inc., a Delaware corporation (the "Purchaser") and Essilor International (Compagnie Generale d'Optique) S.A., a French corporation (the "Parent").

                                    RECITALS

            A. The Parent through Parent's Contact Lens Division in France and through various direct and indirect Subsidiaries in Europe and the United States is engaged in the business of designing, developing, manufacturing and distributing contact lenses (other than rigid gas permeable contact lenses manufactured by the Parent or its Affiliates in the United States and other than the distribution business operated through Parent Austria Sub, Parent Belgium Sub and Parent Italy Sub (each as defined below) and Holland Optical Company ("HOC")) and contact lens care products primarily in Europe and the United States (the "Business").

            B. The Parent operates the Business through Parent's Contact Lens Division in France, and through the Parent's direct or indirect Subsidiaries (i) Sunsoft Corporation in the United States ("Sunsoft"), a wholly-owned Subsidiary of Essilor of America, Inc. ("Parent US Sub"), (ii) Lunelle Ltd. ("Lunelle UK") and MJS Scientific Limited ("MJS") in the United Kingdom, (iii) Lunelle Kontaktlinsen GmbH ("Lunelle Germany") in Germany, (iv) Lunelle BV ("Lunelle Netherlands") in The Netherlands, (v) Lunelle SA ("Lunelle Switzerland") in Switzerland, and (vi) Lunelle Scandinavia AS ("Lunelle Denmark") in Denmark (Sunsoft, Parent US Sub, Lunelle UK, MJS, Lunelle Germany, Lunelle Netherlands, Lunelle Switzerland, and Lunelle Denmark are sometimes collectively referred to as the "Companies," and together with the Parent, the "Sellers").

            C. The Parent distributes products related to the Business through certain distribution arrangements with the following Parent Subsidiaries: (i) Essilor Austria GmbH ("Parent Austria Sub") in Austria, (ii) Essilor Belgium S.A. N.V. ("Parent Belgium Sub") in Belgium, (iii) Essilor Italia S.p.A. ("Parent Italy Sub") in Italy, and (iv) HOC in The Netherlands.

            D. The Parent and the Companies own and lease certain Purchased Assets (as defined below) which they use in the conduct of the Business.

            E. In reliance on and subject to the terms, conditions, representations, warranties, covenants and agreements herein contained, the Purchaser, either itself or through one or more Affiliates (collectively, the "Purchasing Affiliates"), desires to acquire such Purchased Assets from the Sellers, and the Sellers desire to sell such Purchased Assets to the Purchaser or such Purchasing Affiliates, and the Purchaser, either itself or through one or more Purchasing Affiliates, desires to enter into certain distribution arrangements with Parent Austria Sub, Parent Belgium Sub and

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Parent Italy Sub, and Parent Austria Sub, Parent Belgium Sub and Parent Italy
Sub desire to enter into distribution arrangements with the Purchaser or such Purchasing Affiliates.

                                    AGREEMENT

            NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

            1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

                  "Affiliate" of a Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "Ancillary Agreements" shall mean the Transfer Documents, the Non-Compete Agreement, the Royalty Agreement, the Intellectual Property Licensing Agreement, the Distribution Agreements, the Transition Services Agreement, the Trademark License Agreement and La Compasserie Facility Lease.

                  "Assumed Employee Plans" shall mean the Employee Plans set forth on Appendix 1 hereto to be assumed by the Purchaser or the Purchasing Affiliates.

                  "Assumed Liabilities" shall mean (a) all Liabilities accruing with respect to events or occurrences happening after the Closing Date under the Contracts and Leases listed on Schedule 4.6, or under Contracts or Leases which are not listed on Schedule 4.6 but which the Purchaser elects to accept and assume; (b) all Liabilities accruing with respect to events or occurrences happening after the Closing Date with respect to the Transferred Employees (i) for social security, Tax and other related charges, and (ii) under the Assumed Employee Plans to the extent set forth in Section 6.8; (c) all of the Sellers' accounts payable to suppliers or other creditors, and all provisions and reserves related thereto, in each case to the extent set forth on

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the Interim Balance Sheet or incurred after the Interim Balance Sheet Date (but subject to accrual as a Liability for balance sheet purposes in accordance with
GAAP) (i) in the Ordinary Course of Business, (ii) consistent with amounts historically incurred and (iii) in compliance with the terms of this Agreement, but excluding intercompany indebtedness as described in the definition of Excluded Liabilities and excluding prepaid income; and (d) such other Liabilities set forth on Exhibit 1.

                  "Average Exchange Rate" shall mean the respective averages of
(i) the rates of exchange of French francs for U.S. dollars of 6.8587, of pounds sterling for French francs of 0.0964, of Swiss francs for French francs of
0.2375 and of Danish kroner for French francs of 1.377, and (ii) the rate of exchange of French francs for U.S. dollars, and pounds sterling, Swiss francs and Danish kroner for French francs, in each case on the Closing Date as reported on the Closing Date in The Financial Times.

                  "Balance Sheet" shall mean the unaudited consolidated balance sheet of Sellers with respect to the Business at the date indicated thereon, together with the notes thereon, prepared in accordance with GAAP in a manner consistent with the past practices of the Sellers.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and interpretations promulgated thereunder.

                  "Companies" shall have the meaning set forth in the preamble to this Agreement.

                  "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of April 20, 1999, between the Purchaser and Parent.

                  "Consents" shall mean any and all consents, assignments, approvals, authorizations or waivers of any public, governmental or regulatory body or authority or from parties to Contracts that are (a) required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) necessary or desirable in order that the Purchaser can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by the Companies before the Closing Date.

                  "Contract Rights" shall have the meaning set forth in the definition of Purchased Assets.

                  "Contracts" shall mean all agreements, contracts, notes, loans, evidences of indebtedness, Leases, purchase orders, letters of credit, indentures, security or pledge agreements, undertakings, practices, covenants not to compete, employment agreements, severance agreements, licenses, instruments, obligations or commitments to which one or more of the Sellers is a party or is bound and which relates to the Business or the Purchased Assets, whether oral or written.

                  "Copyrights" shall mean registered copyrights, mask work rights, mask work registrations, copyright applications and unregistered copyrights.

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                  "Court Order" shall mean any judgment, decision, consent
decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable Law.

                  "Default" shall mean (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

                  "Disclosure Schedule" shall mean a schedule executed and delivered by the Parent to the Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV of this Agreement and certain other information called for by this Agreement.

                  "Distribution Agreements" shall mean the Distribution and License Agreements to be executed by the Purchaser or Purchasing Affiliate and each of Parent Austria Sub, Parent Belgium Sub and Parent Italy Sub regarding distribution in Austria, Belgium and Italy dated as of the Closing Date substantially in the form attached hereto as Exhibit 2.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "Environmental Law" shall mean all Laws which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include the United States Federal Water Pollution Control Act, the United States Resource Conservation & Recovery Act, the United States Clean Water Act, Safe Drinking Water Act, the United States Atomic Energy Act, the United States Occupational Safety and Health Act, the United States Toxic Substances Control Act, the United States Clean Air Act, the United States Comprehensive Environmental Response, Compensation and Liability Act, the United States Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local Laws.


                  "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and interpretations promulgated thereunder.

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                  "ERISA Affiliate" shall mean each other Person that, together with any of Sellers as of the relevant measuring date under ERISA, is required to be treated as a single employer under Section 414 of the Code.

                  "Excess Inventory" shall mean (i) Inventory which, based upon the One Year Forecast of Demand (as defined below) by both store keeping unit
(SKU) and power, is not expected to be sold within one year following the date of this Agreement, (ii) Inventory which the Sellers are no longer engaged in marketing in the respective Seller's territory or which is damaged, destroyed or otherwise unsaleable in the Ordinary Course of Business, (iii) any item of Inventory (other than Lunelle products for which an expiry date is the latest date on which the package for the product should be opened) with an expiry date earlier than nine (9) months after the Closing Date, and (iv) any Lunelle product which has an expiry date (the expiry date being the latest date on which the package for the product should be opened) of one month (or such longer period during which it is the ordinary practice of the Sellers not regularly to sell such products) or less. For purposes of the foregoing, "One Year Forecast of Demand" means (a) actual sales of Inventory (net of returns) for the twelve
(12) month period ended December 31, 2000; provided that, for new product lines launched during 2000 and thus not available for sale from Inventory for the entire year, actual sales (net of returns) of such products during 2000 prorated for a full twelve (12) month period.

                  "Excluded Assets" shall mean all Owned Real Property and the assets of the Sellers set forth on Exhibit 4.

                  "Excluded Liabilities" shall mean all Liabilities of the Sellers not expressly specified in the definition of Assumed Liabilities, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, which Excluded Liabilities include, without limitation: (a) Liabilities related to any Pre-Closing Environmental Matter; (b) except as otherwise provided in Section 6.8 with respect to Transferred Employees and except to the extent reserved for in the Ordinary Course of Business in the Closing Balance Sheet, any Liability to or in respect of any employees or former employees of the Sellers including without limitation (i) any employment agreement, whether or not written, between the Sellers and any person, (ii) any Liability under any Assumed Employee Plan which the Sellers may have incurred and not paid at or prior to Closing, and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any foreign, federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date; (c) except to the extent reserved in the Ordinary Course of Business in the Closing Balance Sheet, any Liability of the Sellers in respect of any Tax or social security, and any Liability in respect of Taxes attributable to Purchased Assets for taxable periods, or portions thereof, ending on or prior to the Closing Date; (d) except to the extent reserved in the Ordinary Course of Business in the Closing Balance Sheet, any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of the Sellers or any other person or entity on or prior to the Closing Date; (e) except to the extent reserved in the Ordinary Course of

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Business in the Closing Balance Sheet, any Liability of the Sellers arising out of or related to any Action against the Sellers or any Action which adversely affects the Purchased Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date; (f) any Liability of the Sellers resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of the Sellers pursuant to Article IX hereof); (g) any intercompany Liabilities, including any Liabilities of the Companies owed to the Parent or Liabilities of the Parent owed to any Affiliate of the Parent; (h) any Sunsoft Acquisition Liabilities; (i) any Indebtedness of any of the Sellers; (j) any Liabilities related to the Excluded Assets and any Liabilities incurred as a result of the distribution of any assets of the Sellers prior to Closing; and
(k) any Liability under any Seller Retained Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Sellers or under which the Sellers may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to the Sellers' withdrawal or partial withdrawal from or termination of any Seller Retained Employee Plan.

                  "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, retail establishments, improvements, administration buildings and amenities, and all other facilities owned, leased or used by the Sellers in connection with the Business.

                  "Financial Statements" shall mean the Year-End Financial Statements and the Interim Financial Statements.

                  "GAAP" shall mean French generally accepted accounting principles.

                  "Handling" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters.

                  "Indebtedness" shall mean with respect to any Person (a) all obligations of such Person for borrowed money and for the deferred purchase price of property, including, without limitation, pursuant to any capital lease (excluding any operating lease), or services (other than obligations under agreements for the purchase of goods and services in the Ordinary Course of Business), and obligations evidenced by bonds, debentures, notes or similar instruments (excluding "deposit only" endorsements on checks payable to the order of such Person); (b) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit; (c) obligations under any Interest Rate Protection Agreement; (d) all indebtedness secured by any Encumbrance on any property owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed; and (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any Person.

                  "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate collar agreement or other agreement providing for bilateral payment obligations designed to protect against fluctuations in interest rates entered into by any of the Sellers.

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                  "HSR Act" shall mean the United States Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

                  "Intellectual Property Licensing Agreement" shall mean the Intellectual Property Licensing Agreement between the Purchaser and the Parent (and/or such of the Companies as are owners of the technology rights set forth in the Intellectual Property Licensing Agreement), dated as of the Closing Date substantially in the form of Exhibit 5 hereto.

                  "Interim Balance Sheet" shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date prepared in accordance with GAAP in a manner consistent with the past practices of the Sellers attached hereto on Appendix 2.

                  "Interim Balance Sheet Date" shall mean June 30, 2000.

                  "Interim Financial Statements" shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations and statement of cash flows with respect to the Business for the period ended on the Interim Balance Sheet Date, prepared in accordance with GAAP in a manner consistent with the past practices of the Sellers, each attached hereto as Appendix 2.

                  "Inventory" shall mean all of the Sellers' inventory held for resale and all of the Sellers' raw materials, work in process, finished products, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

                  "Knowledge of the Sellers" shall mean the knowledge of each of the Sellers' Representatives, and the knowledge that such Representatives could have ascertained from a review of the books, records and files of the Sellers.

                  "KPMG" shall mean KPMG LLP.

                  "La Compasserie Facility Lease" shall mean La Compasserie Facility Lease to be executed by the Purchaser or a Purchasing Affiliate and the Parent dated as of the Closing Date containing the terms set forth in the attached Exhibit 6 hereto, provided, however, that the method used for computing rental and maintenance charges paid by the Purchaser or Purchasing Affiliate shall not in any event differ from the method used for computing comparable charges allocated by the Parent to the Business with respect to the use of La Compasserie Facility.

                  "Law" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, and including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health regulations, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "Leased Real Property" shall mean all leased property described in the Leases related to Facilities.

                  "Leases" shall mean all of the existing leases, subleases, occupancy agreements, options, rights, concessions or other agreements or arrangements with respect to the personal or real property of the Sellers as listed on Schedule 4.7.

                  "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

                  "Marketing Assets" shall mean supplies, sales literature, catalogues, brochures, promotional literature, customer, supplier and distributor lists, art work, display units, other marketing materials, telephone and fax numbers and purchasing records related to the Business.

                  "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to the Business or the Purchased Assets, any material adverse effect or change in the condition (financial or otherwise), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Purchased Assets or on the ability of the Companies or the Parent to consummate the transactions contemplated hereby, or any event or condition which would or would be reasonably likely, with the passage of time, to constitute a "Material Adverse Effect" or "Material Adverse Change."

                  "Net Current Asset Value" shall mean the book value of the current assets included in the Purchased Assets less the current Liabilities included in the Assumed Liabilities, calculated in accordance with GAAP in a manner consistent with the past practices of the Sellers in the preparation of the Interim Balance Sheet.

                  "Non-Compete Agreement" shall mean the
Non-Compete/Non-Solicitation Agreement to be executed by the Purchaser and the Parent regarding the Parent's and its Subsidiaries' covenants not to compete in the Business for a period of five (5) years substantially in the form attached hereto as Exhibit 7.

                  "Operating Site" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters.

                  "Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the course of conduct of the Business in a manner consistent with both (a) the Sellers' past practices and (b) the practice of a reasonable business person.

                  "Owned Real Property" shall mean all Real Property owned in fee by the Sellers and utilized primarily for the Business, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

                  "Patent and Know-How License Agreement" shall mean that certain Patent and Know-How License Agreement between the Parent and Sunsoft dated as of January 1, 1995.

                  "Patents" shall mean all patents and patent applications and registered design and registered design applications and all rights in connection therewith.

                  "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

                  "Person" shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or governmental agency or authority.

                  "Pre-Closing Environmental Matters" shall mean (a) the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release, or other handling or disposition of any kind on or prior to the Closing Date (collectively, "Handling") by the Sellers or their Affiliates (including any other entities, the assets or obligations of which have been acquired or assumed by any of the Sellers or to which any of the Sellers has succeeded, collectively, "Predecessors") of any Substance, either in, on, from or under any Real Property or Facility owned, leased or used at any time by the Sellers or their Affiliates or their Predecessors in connection with the operation of the Business, including any offsite disposal facilities (an "Operating Site"), including, without limitation, the effects of such Handling of Substances on resources, Persons, or property within or outside the boundaries of any Operating Site, and (b) any other act or omission of the Sellers or their Affiliates or their Predecessors prior to the Closing Date that gives rise to Liability or potential Liability under any Environmental Law.

                  "Proprietary Rights" shall mean all of the Sellers' Copyrights, Patents, Trademarks, tradenames, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto, but not including off-the-shelf computer software) dedicated solely to use in the Business, trade secrets, confidential information, technical information, know-how, processes, inventions, designs, specifications, plans, drawings and intellectual property rights used in the Business, but excluding (i) the photochromic intellectual property rights subject to Section 6.13 hereof and (ii) the Trademarks and tradenames of Parent subject to the Trademark License Agreement. A list of computer software used in the Business but not dedicated to the Business is set forth on Exhibit 8 and shall be subject to the Transition Services Agreement.

                  "Purchased Assets" shall mean all of the Sellers' right, title and interest in and to the properties and assets and rights of any kind, whether tangible or intangible, real or personal, used in or related to the Business, including: (a) U.S.$3,200,000 in cash (net of any payments required to be made in discharge of the Liabilities set forth on Exhibit 1 hereto); (b) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments and prepaid expenses of the Sellers related to the Business; (c) all the Sellers' rights under the Contracts (the "Contract Rights"); (d) ) all the Sellers' rights under the Leases; (e) all leasehold improvements with respect to the property subject to the Leases; (f) all Inventory; (g) books and records related to the Business;
(h) all fixtures and equipment related to the Business; (i) the Proprietary Rights, including the computer software dedicated to use in the Business identified on Exhibit 9 hereto; (j) to the extent transferable, all Permits; (k) the Marketing Assets; (l) all computers and software related to the Business;
(m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Sellers with respect to the Business on or prior to the Closing Date; and (n) all of the issued and outstanding shares of Sunsoft; but, notwithstanding the foregoing, excluding therefrom the Excluded Assets.

                  "Purchaser Barbados Sub" shall mean Precision Lens Manufacturing & Technology, Inc., a company organized under the laws of Barbados, and a wholly-owned Subsidiary of the Purchaser.

                  "Purchaser Manufacturing UK Sub" Purchaser Barbados Sub's manufacturing Subsidiary organized under the laws of the United Kingdom.

                  "PWC" shall mean PriceWaterhouseCoopers LLP.

                  "Real Property" shall mean all real property owned or leased by or used, or intended by the Sellers for use, in connection with the Business, together with all buildings, improvements, fixtures, easements, licenses, options, insurance proceeds and condemnation awards and all other rights of the Sellers in or appurtenant thereto.

                  "Representative" with respect to any Person shall mean any officer, director, principal, attorney, agent, employee or other representative of such Person.

                  "Royalty Agreement" shall mean the Royalty Agreement regarding payment of royalties by the Purchaser to Parent on sales of the new toric frequent replacement lens and the "Rythmic Multifocal" lens dated the Closing Date between the Parent and the Purchaser, substantially in the form attached hereto as Exhibit 10.

                  "Seller Retained Employee Plans" shall mean all Employee Plans of the Sellers, including, but not limited to, the Employee Plans set forth on Appendix 3 hereto, except for the Assumed Employee Plans.

                  "Subsidiary" of a Person shall mean (a) any corporation or company in an unbroken chain of corporations or companies beginning with such Person if each of the corporations or companies other than the last corporation or company in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations or companies in such chain, (b) any partnership in which the Person is a general partner, or (c) any partnership in which the Person possesses a 50% or greater interest in the total capital or total income of such partnership.

                  "Substance" shall mean any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                  "Sunsoft Acquisition Liabilities" shall mean all Liabilities arising out of or relating to the acquisition by the Parent or its Affiliates of Sunsoft.

                  "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Trademark License Agreement" shall mean the Trademark License Agreement between the Purchaser and the Parent dated as of the Closing Date substantially in the form attached hereto as Exhibit 12.

                  "Trademarks" shall mean registered trademarks, registered service marks, trade dress rights, trade names, trademark and service mark applications and unregistered trademarks and service marks relating to the Business.

                  "Trade Regulation Laws" shall mean the HSR Act, European Union filings and such other similar competition Law filings with governmental entities required to be made prior to or subsequent to the consummation of the transactions contemplated by this Agreement.

                  "Transition Services Agreement" shall mean the Transition Services Agreement dated the Closing Date between the Purchaser and the Parent substantially in the form attached hereto as Exhibit 13.

                  "Year-End Financial Statements" shall mean the Balance Sheet and the consolidated statements of operations with respect to the Business for the period ended on December 31, 1999, prepared in accordance with GAAP in a manner consistent with the past practices of the Sellers, each attached hereto on Appendix 2.

            1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

            Term                                            Section
            ----                                            -------
            Actual Net Liability                            2.5
            Adjustment Amount                               2.5
            Business                                        Recitals
            Business Employees                              4.14
            Claim                                           9.2
            Claim Notice                                    9.2
            Closing                                         3.1
            Closing Balance Sheet                           2.5
            Closing                                         3.1
            Competing Transaction                           6.3
            Consultant                                      6.5
            Continuing Contracts                            6.1
            Damages                                         9.2
            Damage Threshold                                9.2
            Employee Plan                                   4.21
            Environmental Review                            6.5
            Estimated Net Liability                         2.4
            Excess Cash                                     2.5
            Executive Employment Agreements                 7.1
            Foreign Plan                                    4.21
            French Transfer Tax Liability                   2.6
            HOC                                             Recitals
            HOC Contact Lens Business                       4.2
            IRS                                             4.21
            Key Employee                                    7.1
            Lunelle Denmark                                 Recitals
            Lunelle Germany                                 Recitals
            Lunelle Netherlands                             Recitals
            Lunelle Switzerland                             Recitals
            Lunelle UK                                      Recitals
            Material Contract                               4.6
            MJS                                             Recitals
            Net French Transfer Tax Liability               2.4
            New Danish Subsidiary                           2.1
            New Dutch Subsidiary                            2.1
            New French Subsidiary                           2.1
            New German Subsidiary                           2.1
            New Swiss Subsidiary                            2.1
            Parent Austria Sub                              Recitals
            Parent Belgium Sub                              Recitals
            Parent Italy Sub                                Recitals

            Parent US Sub                                   Recitals
            Parent Agreements                               4.21
            Parent Board Approval                           6.14
            Proceeding                                      6.12
            Purchase Price                                  2.3
            Purchaser Indemnified Parties                   9.2
            Purchasing Affiliate                            Recitals
            Seller Acquisition Proposal                     6.2
            Seller Indemnified Parties                      9.2
            Straddle Period                                 6.12
            Sunsoft                                         Recitals
            Sunsoft/Briggs Employment Agreement             4.30
            Sunsoft Employee Plan                           4.21
            Sunsoft Shareholders Agreement                  4.30
            Sunsoft UK                                      4.2
            Terminating Purchaser Breach                    10.1
            Terminating Seller Breach                       10.1
            Transfer Documents                              3.2
            Transferred Employee                            6.8

                                   ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

            2.1   Transfer of Assets.

                  (a) Prior to Closing, the Purchaser intends to cause Purchaser Barbados Sub to form and establish the following Purchasing Affiliates:

                        (i) a new wholly-owned Subsidiary of Purchaser Barbados Sub under the laws of France (the "New French Subsidiary");

                        (ii) a new wholly-owned Subsidiary of Purchaser Barbados Sub under the laws of Germany (the "New German Subsidiary");

                        (iii) a new wholly-owned Subsidiary of Purchaser Barbados Sub under the laws of The Netherlands (the "New Dutch Subsidiary");

                        (iv) a new wholly-owned Subsidiary of Purchaser Barbados Sub under the laws of Switzerland (the "New Swiss Subsidiary"); and

                        (v) a new wholly-owned Subsidiary of Purchaser Barbados Sub under the laws of Denmark (the "New Danish Subsidiary").

                  (b) Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Business shall be transferred to the Purchaser or a designated Purchasing Affiliate (including, at the option of the Purchaser, a Purchasing Affiliate not specified in Section 2.1(a)), which particular designation shall be subject to change by the Purchaser in its discretion, as follows:

                        (i) United States. The Parent shall cause Parent US Sub to sell, convey, transfer, assign and deliver all of the issued and outstanding shares of Sunsoft to the Purchaser (or, at the election of the Purchaser, to a Purchasing Affiliate), and the Purchaser (or, if so elected by the Purchaser, a Purchasing Affiliate) shall acquire from Parent US Sub all of the issued and outstanding shares of Sunsoft, free and clear of all Encumbrances.

                        (ii) France. (A) The Parent shall sell, convey, transfer, assign and deliver to Purchaser Barbados Sub, and Purchaser Barbados Sub shall acquire from the Parent, free and clear of all Encumbrances, all of the Proprietary Rights and Marketing Assets related to the Business in France, and (B) the Parent shall sell, convey, transfer, assign and deliver to the New French Subsidiary, and the New French Subsidiary shall acquire from the Parent, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in France (except for the Proprietary Rights and Marketing Assets related to the Business in France). Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the New French Subsidiary shall assume the Assumed Liabilities related to the Business in France.

                        (iii) United Kingdom. (A) The Parent shall cause Lunelle UK and MJS to sell, convey, transfer, assign and deliver to Purchaser Barbados Sub, and Purchaser Barbados Sub shall acquire from Lunelle UK and MJS, free and clear of all Encumbrances, all of the Proprietary Rights and Marketing Assets related to the Business in the United Kingdom, and (B) the Parent shall cause Lunelle UK and MJS to sell, convey, transfer, assign and deliver to Purchaser Manufacturing UK Sub, and Purchaser Manufacturing UK Sub shall acquire from Lunelle UK and MJS, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in the United Kingdom (except for the Proprietary Rights and Marketing Assets related to the Business in the United Kingdom). Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser Manufacturing UK Sub shall assume the Assumed Liabilities related to the Business in the United Kingdom.

                        (iv) Germany. The Parent shall cause Lunelle Germany to sell, convey, transfer, assign and deliver to the New German Subsidiary, and the New German Subsidiary shall acquire from Lunelle Germany, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in Germany. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the New German Subsidiary shall assume the Assumed Liabilities related to the Business in Germany.

                        (v) The Netherlands. The Parent shall cause Lunelle Netherlands to sell, convey, transfer, assign and deliver to the New Dutch Subsidiary, and the New Dutch Subsidiary shall acquire from Lunelle Netherlands, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in The Netherlands. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the New Dutch Subsidiary shall assume the Assumed Liabilities related to the Business in The Netherlands.

                        (vi) Switzerland. The Parent shall cause Lunelle Switzerland to sell, convey, transfer, assign and deliver to the New Swiss Subsidiary, and the New Swiss Subsidiary shall acquire from Lunelle Switzerland, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in Switzerland. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the New Swiss Subsidiary shall assume the Assumed Liabilities related to the Business in Switzerland.

                        (vii) Denmark. The Parent shall cause Lunelle Denmark to sell, convey, transfer, assign and deliver to the New Danish Subsidiary, and the New Danish Subsidiary shall acquire from Lunelle Denmark, free and clear of all Encumbrances, all of the Purchased Assets related to the Business in Denmark. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the New Danish Subsidiary shall assume the Assumed Liabilities related to the Business in Denmark.

            2.2 [Reserved]

            2.3 Excluded Liabilities(a) . Notwithstanding any other provision of this Agreement, neither the Purchaser nor any Purchasing Affiliate, including without limitation, the Purchasing Affiliates specified in subsections 2.1(b)(i) through 2.1(b)(vii), shall assume, or otherwise be responsible for, any Excluded Liabilities.

            2.4 Purchase Price.

                  (a) Purchase Price. The purchase price (the "Purchase Price") for the sale, transfer and delivery of the Purchased Assets shall be U.S.$49,000,000 less the French Transfer Tax Liability net of Purchaser's recoverable income Tax resulting from the payment of the French Transfer Tax Liability. The amount of the French Transfer Tax Liability net of the Purchaser's recoverable income Tax resulting from the payment of the French Transfer Tax Liability shall be estimated by the Purchaser on the Closing Date for purposes of computing the Purchase Price (the "Estimated Net Liability") and the Purchase Price shall be paid by the Purchaser (either directly or through one or more Purchasing Affiliates) in United States dollars to the Parent, on the Closing Date by wire transfer of immediately available funds.

                  (b) Royalty Agreement. At the Closing, the Purchaser and the Parent shall enter into the Royalty Agreement regarding payments with respect to sales of the new toric frequent replacement lens and the "Rythmic Multifocal" lens.

                  (c) The Purchase Price shall be allocated among the Purchased Assets for Tax purposes in accordance with Exhibit 14 hereto; provided, however, that following the execution hereof and prior to the Closing, the Parent and the Purchaser shall make a separate allocation among tangible and intangible assets for Tax purposes in accordance with the allocation set forth on Exhibit 14.

            2.5 Post-Closing Adjustment.

                  (a) Closing Balance Sheet. On or before the date which is ninety (90) days after the last day of the month in which the Closing occurs, the Purchaser shall prepare and deliver to the Parent (i) a balance sheet dated the Closing Date reflecting the Purchased Assets and the Assumed Liabilities (converted from pounds sterling, Swiss francs and Danish kroner into French francs and from French francs into U.S. dollars using the respective Average Exchange Rates for those currencies) which shall be audited by KPMG and be accompanied by the unqualified report of such firm (the "Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Adjustment Amount. The Closing Balance Sheet (A) shall be prepared by the Purchaser's personnel in accordance with GAAP, as applied in preparation of the Interim Balance Sheet,
(B) shall include a physical count of Inventory using the same procedures normally used by the Sellers to take inventories of the type of Inventory being counted, (C) shall exclude all Excess Inventory, (D) shall exclude all Excluded Assets and Excluded Liabilities, and (E) shall otherwise fairly and accurately present the consolidated assets, Liabilities (including reserves) and financial position of the Business acquired by the Purchaser hereunder as of the Closing Date. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules identifying the Purchased Assets, the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities, and a calculation of the Net Current Asset Value on the Closing Date.

                  (b) Payment of Adjustment Amount. In the event that the Net Current Asset Value set forth on the Closing Balance Sheet is less than U.S.$13,548,000 (inclusive of the U.S.$3,200,000 in cash included in the Purchased Assets), the Parent shall pay the amount of the difference (the "Adjustment Amount") in U.S. dollars to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser. To the extent that any portion of the Adjustment Amount is not disputed by the Parent in the manner provided in Section 2.5(c) hereof, that portion of the Adjustment Amount which is not in dispute shall be paid to the Purchaser within fifteen
(15) business days after the Parent's receipt of the Closing Balance Sheet.

                  (c) Disputed Adjustment Amount. If the Parent shall disagree with the Adjustment Amount, if any, it shall notify the Purchaser of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) business days after the Parent's receipt of the Closing Balance Sheet.

                  (d) Resolution of Disputed Adjustment Amount. The Purchaser and the Parent shall use their best efforts for a period of thirty (30) calendar days after the Parent's delivery of such notice of disagreement (or such longer period as the Purchaser and the Parent shall mutually agree upon) to resolve any disagreements raised by the Parent with respect to the calculation of the Adjustment Amount. If, at the end of that thirty (30) day period, the Purchaser and the Parent are unable to resolve the disagreements, PWC and KPMG, independent auditors of the Sellers and the Purchaser, respectively, shall jointly select a third independent auditor of recognized international standing to resolve any remaining disagreements. The determination by the third independent auditor shall be final, binding and conclusive on the parties. The Purchaser and the Parent shall use their best efforts to cause the third independent auditor to make its determination within thirty (30) calendar days of accepting its selection. Within five (5) calendar days after the date of determination of the third independent auditor, the Parent shall pay the Purchaser the Adjustment Amount, if any, in the manner set forth in Section 2.5(b). The fees and expenses of the third independent auditor shall be borne by the Purchaser and the Parent in proportion to the amount of the disputed item with respect to which such party's claim was unsuccessful.

                  (e) Payment of Excess Cash. Subject to the resolution of all disputes with respect to the Closing Balance Sheet in accordance with this
Section 2.5, in the event that the Purchased Assets include cash in excess of U.S.$3,200,000 on the Closing Date ("Excess Cash") and the Net Current Asset Value set forth on the Closing Balance Sheet is greater than U.S.$13,548,000, the Purchaser shall pay the Parent the Excess Cash in U.S. dollars up to, but not exceeding, the amount by which the Net Current Asset Value set forth on the Closing Balance Sheet is greater than U.S.$13,548,000 by wire transfer of immediately available funds to an account designated by the Parent within fifteen (15) days following the final determination of the Closing Balance Sheet.

                  (f) Net French Transfer Tax Liability. As soon as practicable following the filing of the relevant tax returns for the year ending December 31, 2001, the

Purchaser shall compute the Net French Transfer Tax Liability in U.S. dollars using the then applicable currency exchange rates (the "Actual Net Liability") and promptly notify Parent of (i) the amount of the Actual Net Liability, and
(ii) the amount, if any, by which the Actual Net Liability exceeds the Estimated Net Liability. Within fifteen (15) days following the delivery of such notice to the Parent, (i) if the Actual Net Liability exceeds the Estimated Net Liability, the Parent shall pay the amount of such excess to the Purchaser in U.S. dollars, and (ii) if the Actual Net Liability is less than the Estimated Net Liability, the Purchaser shall pay the amount of such difference to the Parent in U.S. dollars.

            2.6 Closing Costs; Transfer Taxes and Fees. (a) The Purchaser shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of the Purchased Assets provided hereunder in jurisdictions other than France, and any deficiency, interest or penalty asserted with respect thereto, and (b) the Parent shall compensate the Purchaser through a reduction in the Purchase Price as provided in Sections 2.4(a) and 2.5(f) hereof for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Purchased Assets provided hereunder in France (the "French Transfer Tax Liability"), and any deficiency, interest or penalty asserted with respect thereto. The parties shall otherwise bear their own expenses as specified in Section 11.10.

                                 ARTICLE III.

                                   CLOSING

            3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the Parent's offices at 147, rue de Paris, 94227 Charenton-Le-Pont, France, on February 2, 2001, or if the conditions set forth in Articles VII and VIII shall have not been satisfied or waived by such date (except for conditions set forth in Articles VII and VIII which by their terms are to be completed at the Closing), as soon as practicable (but in no event more than ten (10) business days) after such conditions shall have been satisfied or waived by such date (the "Closing Date").

            3.2 Actions at Closing.

                  (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, at the Closing, the Parent will execute and deliver to the Purchaser or Purchasing Affiliate, or cause to be executed and delivered to the Purchaser or Purchasing Affiliate by the respective Company, as the case may be, (i) such documents, assignments, certificates and deeds as may be reasonably requested by the Purchaser to effect the transfer of all of the issued and outstanding shares of Sunsoft and to transfer all of the Purchased Assets to the Purchaser or Purchasing Affiliate, and (ii) such other documents, assignments, certificates and deeds (collectively, the "Transfer Documents") necessary to effect such transfers and to satisfy the Laws of the applicable country to enable the Purchaser or Purchasing Affiliate, as the case may be, to conduct the Business in such countries in the manner the Business was conducted by the Sellers prior to the Closing.

                  (b) Assumption By The Purchaser. Upon the terms and subject to the conditions contained herein, at the Closing the Purchaser (or at the election of the Purchaser, one or more Purchasing Affiliates) shall execute and deliver to the Sellers assignment and assumption agreements, evidencing the assumption by the Purchaser or the Purchasing Affiliates, as the case may be, of the Assumed Liabilities pursuant to Section 2.1.

                  (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Purchaser and the Parent.

                  (d) Ancillary Agreements and Transition Services. The Purchaser, the Purchasing Affiliates and the Sellers shall execute and deliver the Ancillary Agreements to which they are to be a party, including, but not limited to, the Transition Services Agreement pursuant to which the Sellers will provide services to the Purchaser and Purchasing Affiliates for a period of one year following the Closing to assure an orderly transition of the Business.

                  (e) Certificates; Opinions. The Purchaser and the Sellers shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

                  (f) Consents. The Sellers shall deliver all Permits and any other third party consents required for the valid transfer of the Purchased Assets as contemplated by this Agreement.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            As an inducement to the Purchaser to enter into this Agreement, the Parent hereby represents and warrants to the Purchaser and to each Purchasing Affilate as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, complete and correct:

            4.1 Organization of the Companies. Each of the Sellers is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, its Real Property and the applicable Purchased Assets, and to perform all its obligations under the Contracts to which it is a party. Each of the Sellers is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the organizational documents of each of the Companies heretofore delivered to the Purchaser are accurate and complete as of the date hereof. Each of the Companies is a Subsidiary of the Parent.

            4.2 Subsidiaries. Other than (a) the Parent's Subsidiary engaged in the Biolens business in Switzerland, the business of which has been terminated and which is in the process of being liquidated, (b) the Parent's Subsidiaries providing distribution services in Austria, Belgium and Italy, (c) the Companies, (d) Sunsoft Europe Limited ("Sunsoft UK"), (iv) HOC providing distribution services of contact lens care products in The Netherlands (the "HOC Contact Lens Business"), the business of which shall be terminated within eighteen (18) months following the Closing, (v) Essilor Laboratories of America, Inc.'s rigid gas permeable lens business in the United States, and (vi) Visionweb Inc.'s internet intermediation services, there are no Subsidiaries of the Parent which are engaged in any aspect of the conduct of the Business or which own any of the Purchased Assets.

            4.3 Authorization. Parent has all requisite power and authority, and upon receipt of the Parent Board Approval described in Section 6.14, will have taken all action necessary, to execute, deliver and perform this Agreement and any Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Upon receipt of the Parent Board Approval described in Section 6.14, the execution and delivery of the Ancillary Agreements by the Sellers, and the consummation by the Sellers of the transactions contemplated hereby and thereby will have been duly approved by all necessary corporate, company or similar action. Other than the Parent Board Approval, no other corporate, company or similar proceedings, including shareholder approval, on the part of the Sellers are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the consummation by the Sellers of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Parent and is, and upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Sellers are a party will be, the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditor's rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

            4.4 Title to Purchased Assets; Condition and Sufficiency of Purchased Assets. Except as set forth on Schedule 4.4, the Sellers have, and will transfer to the Purchaser or the Purchasing Affiliate, as applicable, good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, and assuming the Purchaser has taken all actions required to be taken by it under this Agreement, the Purchaser or applicable Purchasing Affiliate will acquire good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances. The Purchased Assets together with the Excluded Assets include all property, rights and assets primarily used in, and necessary for, the operation of the Business as currently conducted. Except as set forth on Schedule 4.4, all tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and are usable in the Ordinary Course of Business as currently conducted.

            4.5 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date:

                  (a) there has been no Material Adverse Change in the Business and no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change in the Business;

                  (b) except as expressly contemplated by this Agreement, there has not been any sale or other disposition, except in the Ordinary Course of Business of any of the Purchased Assets, or any Encumbrance placed on the Purchased Assets; and

                  (c) the Sellers have operated the Business in the Ordinary Course so as to preserve the Business intact, to keep available to the Business the services of the Sellers' employees, and to preserve the Business and the goodwill of the Sellers' suppliers, customers, distributors and others having business relations with them.

            4.6 Contracts and Leases.

                  (a) Schedule 4.6 lists all Material Contracts.

                  (b) "Material Contracts" shall mean the following Contracts:

                        (i) Contracts not made in the Ordinary Course of Business;

                        (ii) License agreements or royalty agreements, whether one of the Sellers is the licensor or licensee thereunder;

                        (iii) confidentiality and non-disclosure agreements (whether one of the Sellers is the beneficiary or the obligated party thereunder) executed subsequent to January 1, 1996;

                        (iv) agreements involving future expenditures or Liabilities, actual or potential, or future revenues in excess of 1,000,000 French Francs (or the equivalent of 1,000,000 French Francs in other currencies) after the date hereof or otherwise material to the Business or the Purchased Assets;

                        (v) employment agreements, consulting agreements and severance agreements, including agreements (A) to employ or terminate executive officers or other personnel and other agreements with present or former officers or directors of the Sellers with respect to the Business or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of any of the Sellers or the Purchaser any severance, termination, "golden parachute," or other similar payments to any present or former personnel of any of the Sellers following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

                        (vi) indemnification agreements;

                        (vii) promissory notes, loans, agreements, indentures, evidences of indebtedness, guarantees, currency or interest rate agreements or other instruments relating to an obligation to pay money, whether one of the Sellers shall be the borrower, lender or guarantor thereunder;

                        (viii) agreements containing covenants limiting the freedom of any of the Sellers or any officer, director, employee, or other Affiliates of any of the Sellers, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                        (ix) any agreement with any foreign, federal, state or local government or any agency or department thereof;

                        (x) Leases;

                        (xi) any distribution agreements;

                        (xii) letters of credit; and

                        (xiii) any other agreement material to the operation of the Business.

True, correct and complete copies of all of the Material Contracts which are written, or written summaries of oral Material Contracts, including all amendments and supplements thereto, have been made available to the Purchaser. Each such Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of any of the Sellers or any of their Representatives. Except as set forth on Schedule 4.6, no Material Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. The applicable Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Material Contracts. To the Knowledge of the Sellers, all other parties to such Material Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the applicable Seller. The products and services called for by any unfinished Contract can be, to the Knowledge of the Sellers, supplied in accordance with the terms of such Material Contract, including time specifications, and no unfinished Material Contract will upon performance by the applicable Seller result in a loss to the applicable Company. To the Knowledge of the Sellers no third party to any Material Contract has any intent to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term.

            4.7 Facilities. Schedule 4.7 contains a complete and accurate list of all Owned Real Property and the identity of the Seller owning such Owned Real Property and a complete and accurate list of all Facilities and Leased Real Property and a description of the Leases related to the Leased Real Property. The Sellers have made available to the Purchaser copies of all Leases related to Facilities used in connection with the Business.

                  (a) Actions. There are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings (e.g., compulsory purchase orders, appropriation or similar proceedings by governmental entities) or other Actions relating to any Facility.

                  (b) Leases or Other Agreements With Respect to Owned Real Property. Except as listed on Schedule 4.7, there are no Leases granting to any Person the right to purchase, use or occupy any Owned Real Property or any portion thereof or interest in any such Owned Real Property.

                  (c) Facility Leases and Leased Real Property. With respect to each Lease listed on Schedule 4.7, the Sellers have an unencumbered interest in their respective rights under the Leases. The Sellers enjoy peaceful and undisturbed possession of all the Leased Real Property.

            4.8 Permits. Schedule 4.8 sets forth a complete list of all Permits used in the operation of the Business, all of which are as of the date hereof, and all of which will be as of the Closing Date, in full force and effect. The Sellers have, and to the Knowledge of the Sellers, at all times have had, all Permits required under any Law relating to the operation of the Business or relating to the ownership of the Purchased Assets, and own or possess such Permits free and clear of all Encumbrances. None of the Sellers is in Default with respect to any such Permit or in violation of the terms of any such Permit, nor has it received any notice of any claim of Default or violation. Except as otherwise governed by Law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and no such Permit material to the operation of the Business will be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of the Sellers or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Sellers own, possess or use. The Sellers have all rights necessary to import and export products in the jurisdictions in which product has been sold in the past and have not received any notification, nor to the Knowledge of the Sellers is their any reason to believe, that such rights will or could be terminated.

            4.9 No Conflict or Violation. Except as set forth on Schedule 4.9 and in connection, or in compliance with, the provisions of the Trade Regulation Laws, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Sellers with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the articles of incorporation, bylaws, articles of association, memorandum of association or similar organizational documents of any of the Sellers, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract or Permit, (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Law or Court Order, or (d) impose any Encumbrance on the Purchased Assets or the Business.

            4.10 Consents and Approvals. Except as set forth on Schedule 4.10 and except for compliance with the Trade Regulation Laws and notwithstanding the provisions of Section 6.1(b) hereof, no Consent is required to be made or obtained by the Sellers or any of their Affiliates in connection with the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

            4.11 Financial Information. The Parent has heretofore delivered to the Purchaser the Financial Statements. The Financial Statements (a) are in accordance with the books and records of the Sellers, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including reserves for returned products and warranty claims, asset impairment reserves and all other reserves) and financial position of the Sellers with respect to the Business as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended. The Year-End Financial Statements have been examined PWC, whose report thereon is included with such Year-End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of the Sellers related to the Business, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. The reserves set forth in the Financial Statements for product returns and warranty claims are adequate to cover future product returns and warranty claims with respect to products sold on or prior to the date of the Financial Statements.

            4.12 Books and Records. The Sellers have made and kept (and given the Purchaser access to) their true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Sellers with respect to the Business. The minute books of the Companies previously delivered to the Purchaser accurately and adequately reflect all action previously taken by the shareholders and directors of the Companies. The copies of share records of each Company previously delivered to the Purchaser are true and correct, and (a) accurately reflect all transactions effected in such Company's shares subsequent to the date any of such Company's shares were acquired by the Parent or its Affiliates and (b) to the Knowledge of the Sellers, accurately reflect all transactions effected in such Company's shares prior to the date any of such Company's shares were acquired by the Parent or its Affiliates; provided, however, that nothing herein to the contrary shall limit in any manner the representations and warranties set forth in
Section 4.27 hereto. None of the Sellers has engaged in any transaction, maintained any bank account or used any corporate funds with respect to the Business except for transactions, bank accounts and funds which have been and are reflected in such Sellers' books and records and made available to the Purchaser.

            4.13 Litigation. Except as set forth on Schedule 4.13, there is no Action pending, or to the Knowledge of the Sellers threatened or anticipated,
(i) against, related to or affecting the Business or the Purchased Assets (including with respect to Environmental Laws), or (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. None of the Sellers is in Default with respect to or subject to any Court Order with respect to the Business, and there are no unsatisfied judgments against any of the Sellers with respect to the Business or the Purchased Assets. Except as set forth on Schedule 4.13, there is not a reasonable likelihood of an adverse determination of any pending Action. Except as set forth on Schedule

4.13, there are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Sellers with respect to the Business or the Purchased Assets.

            4.14 Labor Matters.

                  (a) Except as set forth on Schedule 4.14, in relation to the Business, none of the Sellers is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice which pertain to employees of the Sellers in the Business. In relation to the Business, none of the Sellers has experienced any attempt by organized labor or its representatives to make such Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of such Seller. In relation to the Business, there is no labor strike or labor disturbance pending or threatened against any of the Sellers, nor is any grievance currently being asserted, and none of the Sellers has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice.

                  (b) Schedule 4.14 sets forth the names and current annual salary rates or current hourly wages of all employees of the Sellers with respect to the Business as of the last day of the calendar month preceding the date hereof (the "Business Employees"). No Business Employee of the Sellers is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee of the Sellers with respect to the Business or the Purchaser.

            4.15 Liabilities. None of the Sellers has Liabilities related to the Business, including, but not limited to, Sunsoft Acquisition Liabilities, due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet (b) Liabilities arising in the Ordinary Course of Business under Contracts, Permits and other business arrangements and (c) Liabilities incurred since the Interim Balance Sheet Date in the Ordinary Course of Business and in accordance with this Agreement (none of which relates to any Default under any Contract or Permit, breach of warranty, tort, infringement or violation of any Law or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has had or would have a Material Adverse Effect.

            4.16 Warranty and Product Liability Matters. Except as set forth in
Schedule 4.16, the Sellers' products and services relating to the Business comply in all material respects with and meet the standards of all applicable Contracts and specifications and all applicable Laws, except where any non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 4.16, no product or service warranty or

Liability claims in respect of such products or services are pending or, to the Knowledge of the Sellers, threatened. There have been no product recalls in the last four years except as set forth in Schedule 4.16.

            4.17 Compliance with Law. The Sellers in the conduct of the Business have not violated in any material respect and are in compliance in all material respects with all Laws and Court Orders relating to the Purchased Assets or the Business. Except as set forth on Schedule 4.17, the Sellers have not received any notice to the effect that, or otherwise been advised that, any of the Sellers is not in compliance with any such Laws or Court Orders, and the Sellers have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

            4.18 No Brokers. Except as set forth on Schedule 4.18, none of the Sellers nor any of their Representatives has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Purchaser or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

            4.19 Proprietary Rights.

                  (a) Schedule 4.19 sets forth: (i) for each of the Sellers' Patents related to the Business, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country; (ii) for each of the Sellers' registered Trademarks related to the Business and for each Trademark application related to the Business, the application serial number or registration number, the class of goods covered and the expiration date for each country in which any such Trademark has been registered; (iii) for each of the Sellers' registered Copyrights related to the Business and for each Copyright application related to the Business, the number and date of filing for each country in which such a Copyright has been filed, and (iv) a list of domain names of each of the Sellers related to the Business. True and correct copies of all Patents related to the Business (including all pending applications) owned, controlled, created or used by or on behalf of the Sellers or in which any of the Sellers has any interest whatsoever have been provided to the Purchaser.

                  (b) The Sellers own or have the valid right or license to make, use, possess, sell, reproduce, distribute, prepare derivative works of, publicly display or license, all Proprietary Rights necessary or required for the conduct of the Business, and such rights to use, possess, sell or license are sufficient for the conduct of the Business as presently conducted and such Proprietary Rights will become rights of the Purchaser upon consummation of the transactions contemplated hereby.

                  (c) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will impair the right of the Purchaser to use, possess, sell or license any Proprietary Rights or any portion thereof. There are no royalties, honoraria, fees or other payments payable by the Sellers to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Proprietary Rights.

                  (d) Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service related to the Business currently licensed, utilized, sold, provided or furnished by the Sellers violates any license or agreement between the Sellers and any third party or infringes or misappropriates any proprietary rights of any other party; and there is no pending or, to the Knowledge of the Sellers, threatened claim or litigation contesting the validity, ownership or right of the Sellers to use, possess, sell, market, advertise, license or dispose of any Proprietary Rights nor, to the Knowledge of the Sellers, is there any valid basis for any such claim, nor have the Sellers received any notice asserting that any Proprietary Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of the Sellers, is there any valid basis for any such assertion.

                  (e) To the Knowledge of the Sellers, no employee, consultant or independent contractor of the Sellers: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Sellers in the conduct of the Business or using trade secrets or proprietary information of others in the conduct of the Business, or that would have a Material Adverse Effect on the Business; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Sellers relating to the Business that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Proprietary Rights) to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Sellers, the employment of any employee of the Sellers or the use by the Purchaser of the services of any consultant or independent contractor of the Sellers utilized in the Business does not subject the Purchaser to any liability to any third party.

                  (f) The Sellers have taken reasonably necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Proprietary Rights. All officers, employees and consultants of the Sellers or any Affiliate of the Sellers having access to confidential information of the Sellers relating to the Business, have executed and delivered to the Sellers an agreement regarding the protection of such proprietary information, and copies of the form of all such agreements have been delivered to the Purchaser. Neither Charles Briggs nor any employee or consultant of the Sellers, owns or has any rights with respect to any Proprietary Rights.

                  (g) Schedule 4.19 contains a complete list of (i) all licenses, sublicenses and other agreements as to which the Sellers or any Affiliate of the Sellers is a party and pursuant to which any Person is authorized to use any Proprietary Rights, and

(ii) all licenses, sublicenses and other agreements as to which the Sellers or any Affiliate of the Sellers is a party and pursuant to which the Sellers or any Affiliate of the Sellers is authorized to use any third party Patents, Trademarks, Internet domain names, internet or world wide web URLs or addresses, or Copyrights and which are material to the Business.

                  (h) To the Knowledge of the Sellers, there is no material unauthorized use, disclosure, infringement or misappropriation of any Proprietary Rights by any third party, including any employee or former employee of the Sellers or any Affiliate of the Sellers. The Sellers have not agreed to indemnify any Person for any infringement of any proprietary right of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by the Sellers relating to the Business.

            4.20  Employee Plans and Employee Matters.

                  (a) Schedule 4.20 lists each employee benefit fund, plan, program, arrangement and Contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or Contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not ("Employee Plans"), maintained, sponsored or contributed to or required to be contributed to by Sunsoft (the "Sunsoft Employee Plans"). With respect to each Sunsoft Employee Plan, the Sellers have delivered or made available to the Purchaser a true, complete and correct copy of (i) such Sunsoft Employee Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Sunsoft Employee Plan,
(ii) each trust agreement or other funding arrangement relating to such Sunsoft Employee Plan, (iii) the most recent annual report (Form 5500) filed with the United States Internal Revenue Service (the "IRS") with respect to such Sunsoft Employee Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Sunsoft Employee Plan), (iv) the most recent actuarial report or financial statement relating to such Sunsoft Employee Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Sunsoft Employee Plan and any pending request for such a determination letter. Neither Sunsoft, nor any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Sunsoft Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) Each Sunsoft Employee Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Sunsoft Employee Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated Balance Sheet filed or incorporated by reference in the Financial Statements prior to the date of this Agreement. With respect to the Sunsoft Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Sunsoft could be subject to any material Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Sunsoft Employee Plans, ERISA, the Code or any other applicable Law.

                  (c) Parent on behalf of Sunsoft and each Sunsoft ERISA Affiliate hereby represents that: (i) each Sunsoft Employee Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or
Section 4975(e)(6) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Sunsoft Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred that could adversely affect the qualified status of any such Sunsoft Employee Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Sunsoft Employee Plan that could result in Liability to the Sunsoft or a Sunsoft ERISA Affiliate and (iii) each Sunsoft Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability (other than (A) Liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Sunsoft Employee Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, Liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance Contract to satisfy such Liability or such Liability is reflected on the most recent balance sheet included in the Financial Statements prior to the date of this Agreement). No suit, administrative proceeding, action or other litigation has been brought or is threatened, against or with respect to any such Sunsoft Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

                  (d) No Sunsoft Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither Sunsoft nor any other trade or business (whether or not incorporated) that is under "common control" with Sunsoft (within the meaning of ERISA Section 4001) or with respect to which Sunsoft could otherwise incur Liability under Title IV of ERISA (a "Sunsoft ERISA Affiliate") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material Liability under Title IV of ERISA has been incurred by Sunsoft or any Sunsoft ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Sunsoft or any Sunsoft ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder. None of the assets of Sunsoft or any Sunsoft ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or
Section 412(n) of the Code.

                  (e) With respect to each Employee Plan required to be set forth in Schedule 4.20 that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur,
(ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Sunsoft Employee Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

                  (f) Except as required by Law, no Sunsoft Employee Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Sunsoft and the Sunsoft ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

                  (g) Schedule 4.20 lists each Employee Plan which is contributed to or required to be maintained by the Law or applicable custom, collective bargaining agreement, or rule of the relevant jurisdiction outside of the United States for the benefit of any of the employees engaged in the conduct of the Business (the "Foreign Plans"). With respect to the Foreign Plans: (i) each of the Foreign Plans is in compliance with the provisions of the Laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to the Foreign Plans; (ii) all contributions to, and payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing. All such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing are not yet, but will be, required to be made, are reflected as an accrued Liability on the Balance Sheet; (iii) all reports, returns and similar documents, if any, with respect to any Foreign Plan required to be filed with any governmental body or distributed to any Foreign Plan participant have been duly and timely filed or distributed or will be filed or distributed by the Closing, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered at all times in accordance with its terms. To the Knowledge of the Sellers, there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operations of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to any Foreign Plan other than the triggering of payment to participants.

                  (h) The Sellers are in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice with respect to the Business Employees. The Sellers have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing with respect to the Business Employees. The Sellers are not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business) with respect to the Business Employees. There are no material pending claims against the Sellers under any workers compensation plan or policy or for long term disability with respect to the Business Employees. Except as set forth in Schedule 4.13, there are no material controversies pending or, to the Knowledge of the Sellers, threatened, between the Sellers and any of the Business Employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before governmental entity. Except as disclosed on Schedules 4.14 or 4.20, the Sellers are not parties to any collective bargaining agreement or other labor union Contract with respect to the Business Employees nor do the Companies know of any activities or proceedings of any labor union to organize any of the Business Employees.

                  (i) The Sellers have delivered or made available to the Purchaser true, complete and correct copies of the following documents with respect to Sunsoft and any of the Business Employees: (i) all employment agreements with officers and all consulting agreements, (ii) all written severance plans, agreements, programs, stock option plans and policies with or relating to the Business Employees and directors or consultants of Sunsoft, and
(iii) all written plans, programs, agreements and other arrangements relating to Business Employees which contain "change of control" provisions. No payment or benefit which may be required to be made by the Sellers or Sunsoft or which otherwise may be required to be made under the terms of any Sunsoft Employee Plan or Foreign Plan or other arrangement, including, but not limited to, any payments or benefits made in respect of the acquisition by Parent or its Affiliates of Sunsoft, will constitute or has constituted, a parachute payment under Section 280G(1) of the Code, and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of Sunsoft or the Business to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this

Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

            4.21 Transactions with Certain Persons; Parent Agreements.

                  (a) No officer, director, employee or other Affiliate of any of the Sellers nor any member of any such Person's immediate family is presently a party to any transaction with any of the Sellers related to the Business, including, without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from or
(iii) otherwise requiring payments to (other than for services as officers, directors or employees of any of the Sellers) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, officer, director, trustee or partner, except as listed in Schedule 4.21(a). Any transactions set forth on Schedule 4.21(a) were the result of arm's-length negotiations.

                  (b) Except as set forth on Schedule 4.21(b), there are no Contracts between the Parent or an Affiliate of the Parent and any one or more of the Companies or Sunsoft UK (collectively, the "Parent Agreements") that will be effective following the Closing.

            4.22 Tax Matters.

                  (a) All Tax Returns required to be filed prior to the Closing Date with respect to the Business have been timely, properly and accurately completed and filed on or prior to the date hereof. The Sellers do not currently have in effect a filed or requested extension of time to file any Tax Return with respect to the Business that would have been due but for an extension of time. With respect to all amounts in respect of Taxes imposed on or with respect to the Business transferred to the Purchaser or for which the Business transferred to the Purchaser is or could be liable, whether to taxing authorities (as, for example, under Tax Laws) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax Laws and agreements have been fully complied with in preparing Tax Returns or otherwise, and all such amounts relating to the Business transferred to the Purchaser required to be paid by the Sellers to taxing authorities or others on or before the date hereof have been paid. For purposes of this Section 4.22(a), Tax Returns or Taxes with respect to, imposed on, or relating to the Business shall include Tax Returns required to be filed by or on behalf of Sunsoft or Sunsoft UK or Taxes required to be paid by Sunsoft or Sunsoft UK (including any applicable withholding Tax). There are no liens for Taxes on the Purchased Assets. There is no outstanding or unsettled notice of deficiency or assessment or any audit proceeding with respect to Taxes relating to the Purchased Assets or Taxes for which Sunsoft or Sunsoft UK may be liable. None of the Purchased Assets or assets of Sunsoft or Sunsoft UK is treated as owned by another Person under the so-called safe harbor lease provisions of former Section 168(f) of the Code (or similar provisions of any applicable foreign Tax Laws), constitutes "tax-exempt use property" within the meaning of Section 168(h) (1) of the Code (or is subject to similar provisions under any applicable foreign Tax Laws), or is tax-exempt bond financed property within the meaning of Section 168(g) of the Code (or is subject to similar provisions under any applicable foreign Tax Laws). Schedule 4.22(a) lists all material elections relating to Tax that would apply to the Purchased Assets after the Closing.

                  (b) Neither Sunsoft nor Sunsoft UK is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement. No power of attorney has been granted with respect to Sunsoft or Sunsoft UK as to any matter relating to Taxes. Neither Sunsoft nor Sunsoft UK has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or a similar provision under the foreign Tax Laws. Neither Sunsoft nor Sunsoft UK has any Liability for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) other than, in the case of Sunsoft, for the consolidated return group of which Parent US Sub is the parent.

                  (c) Sunsoft UK has no investment in United States property within the meaning of Section 956 of the Code and is not a passive foreign investment company within the meaning of the Code. With respect to Sunsoft UK,
Schedule 4.22(c) sets forth the amount of current and accumulated earnings and profits and the amount of previous Tax earnings and profits (within the meaning of Section 959 of the Code) as of the date hereof. The Purchaser (or Sunsoft) would not be required to include any amount in gross income with respect to Sunsoft pursuant to Section 951 of the Code if the taxable year of Sunsoft UK were deemed to end on the Closing Date.

            4.23 Computer Software. The computer software currently utilized in the Business is capable of meeting the needs of the Business and adequately performs the functions for which it is used, and to the Knowledge of the Sellers, contains no defects.

            4.24 Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of the Sellers against debtors for sales, services performed or other events arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business within six months of the date of the sale, or with respect to those accounts receivable listed on Schedule 4.24, within the time period specified on Schedule 4.24, service or other event, without cost in collection efforts therefor in excess in the aggregate of U.S.$10,000, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet.

            4.25 Inventory. Schedule 4.25 contains a complete and accurate list of all Inventory set forth on the Interim Balance Sheet and, in the case of Sunsoft, as at September 30,

2000, and the addresses at which the Inventory is located. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Sellers, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business, and is valued at reasonable amounts based on the normal valuation policy of the Sellers at prices equal to the weighted average cost method or the lower of cost or market value on a first-in-first-out basis as specified for each Seller in the Financial Statements. None of such Inventory includes Excess Inventory, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

            4.26 Compliance With Environmental Laws. Except as set forth in
Schedule 4.26, (a)(i) there is and has been no Handling of Substances by any of the Sellers or their Affiliates, at, on, or from any Operating Site in violation of any applicable Environmental Law or that has resulted in any Liability to any of the Sellers under any Environmental Law, and (ii) there is and has been no Handling Substances at, on, from any Operating Site, by any other Person that has resulted in any Liability or potential Liability to any of the Sellers under any Environmental Law; (b) no Substances are present on, in or under any Operating Site, regardless of how the Substance or Substances came to rest there, in violation of any applicable Environmental Law; (c)(i) no underground tanks are or have been owned or operated by any of the Sellers with respect to the Business, (ii) no underground storage tanks are or have been located on, in or under any Facility currently owner or leased by any of the Sellers, (iii) no PCBs or asbestos-containing materials are located on, in or under any Facility currently owned or leased by any of the Sellers; (d)(i) the Sellers have not received written or oral notice of any assertion by any governmental or regulatory agency or other Person that any of them may be a potentially responsible party in connection with any Substance disposal site related to the Business, and (ii) the Sellers have not received written or oral notice of any pending or threatened claims or any reasonable basis for a claim by any Person against any of the Sellers under any Environmental Law; (e) no Encumbrances have been, or are, imposed on the Business or any of the Purchased Assets under any Environmental Law; and (f) the Sellers have obtained all Permits and have made all reports and notifications required under any Environmental Law in connection with the Purchased Assets and the operation of the Business, and are in compliance with all applicable Environmental Laws. Schedule 4.26 also contains a list and brief description of all filings by the Sellers with, notices to any of the Sellers from, and related reports to any governmental authority administering an Environmental Law including without limitation, filings made, corrective action taken, or citations and notices of violations received by any of the Sellers, with respect to any Operating Site.

            4.27 Ownership of Sunsoft Shares and Sunsoft UK Shares.

                  (a) Parent US Sub owns all of the equity interests in Sunsoft, consisting of 1,334 shares of common stock of Sunsoft. The outstanding shares of Sunsoft to be transferred to the Purchaser or Purchasing Affiliate as provided in Section 2.1 hereof are duly authorized and validly issued and constitute all of the issued and outstanding shares of Sunsoft. There are no outstanding (i) securities convertible into or exchangeable for equity shares of Sunsoft, (ii) options, warrants or other rights to purchase or subscribe for equity shares of Sunsoft, or (iii) obligations of Sunsoft to issue any additional equity shares.

                  (b) Sunsoft owns all of the equity interests in Sunsoft UK, consisting of 100 shares of equity of Sunsoft UK. The outstanding shares of Sunsoft UK are duly authorized and validly issued and there are no outstanding
(i) securities convertible into or exchangeable for equity shares of Sunsoft UK,
(ii) options, warrants or other rights to purchase or subscribe for equity shares of Sunsoft UK, or (iii) obligations of Sunsoft UK to issue any additional equity shares. Sunsoft UK is duly organized, validly existing and in good standing under the Laws of the United Kingdom. Except for the employment agreement between Sunsoft UK and Peter Day, dated October 9, 1988, Sunsoft UK owns no Purchased Assets and has no Liabilities.

            4.28 No Other Agreements to Sell the Business or the Purchased Assets. None of the Sellers nor any of their Representatives have any commitment or legal obligation, absolute or contingent, to any other Person other than Purchaser to sell, assign, transfer or effect a sale of any of the Purchased Assets or the Business (other than inventory in the Ordinary Course of Business), to sell or effect a sale of a majority of the equity shares of such Seller, to effect a merger, consolidation, liquidation, dissolution or other reorganization of such Seller, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.

            4.29 Material Misstatements or Omissions. No representations or warranties by the Sellers in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.
            4.30 Sunsoft Agreements; Absence of Agreements and Liabilities. Each of that certain Shareholders Agreement dated as of March 6, 1987 among Sunsoft, Charles Briggs and Parent US Sub (as the same may have been supplemented, amended or modified) (the "Sunsoft Shareholders Agreement") and the Employment Agreement dated as of March 6, 1987 by and between Sunsoft and Charles Briggs (as the same may have been supplemented, amended or modified) (the "Sunsoft/Briggs Employment Agreement") have been terminated and are of no continuing force or effect, and all obligations of the parties thereunder have been discharged in full in accordance with the respective terms of the Sunsoft Shareholders Agreement and the Sunsoft/Briggs Employment Agreement. Except for those certain lease agreements between Sunsoft and Charles Briggs for the properties located at 6805 Academy Parkway West NE, Albuquerque, NM, 6814 Academy Parkway West NE, Albuquerque, NM and 6815 Academy Parkway West NE, Albuquerque, NM, Sunsoft is not a party to any Contract with Charles Briggs and has no Liability to Charles Briggs. Except as set forth on Schedule 4.21(b), there are no Contracts between Sunsoft, on the one hand, and any Seller or any Affiliate of a Seller, on the other hand.

                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, complete and correct:

            5.1 Organization of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware. On the Closing Date, each Purchasing Affiliate, if any, will be duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

            5.2 Authorization. The Purchaser has, and each Purchasing Affiliate will have prior to the Closing, all requisite power and authority under applicable law, and the Purchaser has taken or prior to the Closing will have taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements (or to cause the Purchasing Affiliates to execute and deliver the Ancillary Agreements), to consummate the transactions contemplated hereby and thereby and to perform its (or their) obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser (or the Purchasing Affiliates, as the case may be) and the consummation by the Purchaser (or the Purchasing Affiliates, as the case may be) of the transactions contemplated hereby and thereby have been (or in the case of the Purchasing Affiliates, will have been prior to Closing) duly approved by the board directors of the Purchaser (and to the extent necessary, by the appropriate representatives of the Purchasing Affiliates). No other proceedings on the part of the Purchaser, including shareholder approval, are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and is, and upon execution and delivery of this Agreement and the Ancillary Agreements will be, a legal, valid and binding obligation of the Purchaser (or in the case of the Ancillary Agreements executed by a Purchasing Affiliate, a legal, valid and binding obligation of the Purchasing Affiliate), enforceable against the Purchaser (or the Purchasing Affiliate, as the case may be) in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditor's rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

            5.3 No Conflict or Violation. Except as set forth on Schedule 5.3 and in connection, or in compliance with, the provisions of the Trade Regulation Laws, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser (or any Purchasing Affiliate) with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Purchaser's certificate of incorporation or bylaws (or comparable charter documents of the Purchasing Affiliates), (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any agreement, contract, obligation, promise or undertaking that is legally binding on the Purchaser (or any Purchasing Affiliate), or (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Law or Court Order.

            5.4 Consents and Approvals. Except as set forth on Schedule 5.4 and in connection, or in compliance with, the provisions of the Trade Regulation Laws, no Consent is required to be made or obtained by the Purchaser or any Purchasing Affiliate in connection with the execution, delivery and performance by the Purchaser or any Purchasing Affiliate of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

            5.5 No Brokers. Except as set forth on Schedule 5.5, neither the Purchaser nor any of its Representatives has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Sellers or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                                   ARTICLE VI.
                            COVENANTS AND AGREEMENTS

            6.1 Further Assurances.

                  (a) Upon the terms and subject to the conditions contained herein, the parties have proceeded with the negotiation and preparation of this Agreement in good faith and agree (i) to continue to act in good faith and to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use all reasonable efforts (A) to obtain all Consents necessary or desirable to consummate the transactions provided for herein and in the Ancillary Agreements and all Consents necessary or desirable in order that the Purchaser can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by the Sellers before the Closing Date; provided, however that the Purchaser shall not be required to make any payments, commence litigation or agree to modifications of the terms of any arrangements in order to obtain any such Consents, (B) to obtain all necessary Permits as are required to be obtained under any Laws, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement. As soon as reasonably practicable after the execution and delivery of this Agreement, the Purchaser and the Sellers shall make all filings required under Trade Regulation Laws applicable to the transactions contemplated hereunder.

                  (b) Notwithstanding the foregoing in Section 6.1(a), this Agreement shall not constitute an agreement to assign or transfer any rights or assume any obligations under any Contract comprising a Purchased Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, if an attempted assignment, transfer or assumption thereof, without the required Consent of any third party, would constitute a breach or default thereof or would have a material adverse effect on the rights or privileges of the Purchaser or the Sellers thereunder. Any such assignment, transfer or assumption where a third party's Consent is required shall be made subject to such Consent being obtained, the acquisition of which shall be the sole responsibility of the Sellers, who will use all commercially reasonable efforts to obtain such Consents, provided that the Purchaser shall provide reasonable assistance and cooperation in connection with the acquisition of such Consents. Pending receipt of such Consent, (i) the respective Seller will hold such rights in trust for, and for the benefit of, the Purchaser or Purchasing Affiliate, and will cooperate with the Purchaser in any reasonable arrangement necessary to provide that the Purchaser or Purchasing Affiliate shall receive substantially all beneficial interest and benefits in, to and under such Purchased Asset; and (ii) pursuant to a mutually satisfactory written agreement, the respective Seller shall engage the Purchaser or Purchasing Affiliate to act as such Seller's independent contractor to perform, and the Purchaser or Purchasing Affiliate will so perform, such Seller's obligations under such Contract comprising a Purchased Asset. Each agreement specified in clause (ii) of the preceding sentence will contain such terms and provisions as to provide for a de facto assignment, transfer and assumption of all of the Liabilities of such Seller to and by the Purchaser or Purchasing Affiliate under such Contract without violating the contractual obligations of such Seller. In the event that, pursuant to a Contract comprising a Purchased Asset (i) payment for the account of the Purchaser or Purchasing Affiliate is made to such Seller, such payments shall be forthwith delivered by such Seller to the Purchaser or Purchasing Affiliate; and (ii) payment or satisfaction of any Liability is required, such Seller shall, at the request of the Purchaser or Purchasing Affiliate, pay or satisfy such Liability subject to such Seller's contemporaneous receipt from the Purchaser or Purchasing Affiliate of reimbursement therefor and any costs or expenses related thereto.

                  (c) Except as specifically set forth herein, neither Purchaser nor the Purchasing Affiliates is receiving or assuming any Contract (or portion thereof) pursuant to which any business or operations of the Sellers, other than the Business, have acquired or are acquiring assets, or provide or receive services, income or other benefits. Promptly following the execution and delivery of this Agreement, Purchaser and Parent shall cooperate and attempt in good faith to agree upon a list of Contracts of the Sellers, under which the respective Seller, prior to the date hereof, received benefits not related to the Business as well as benefits related to the Business and under which benefits related to the Business are to be extended to Purchaser and/or the Purchasing Affiliates after the Closing Date (the "Continuing Contracts"). Purchaser shall use commercially reasonable efforts to enter into a separate agreement, contract or arrangement with the provider or an alternative provider of such services or assets, for the provision of such services or assets provided under the Continuing Contracts directly to Purchaser or a Purchasing Affiliate. Until such time as a new contract, agreement or arrangement is obtained from the provider or an alternative provider of such services or assets, following the Closing Date Purchaser, or Purchaser shall cause the appropriate Purchasing Affiliate, to make cash payments to the respective Seller party to the Continuing Contract, and not directly to the supplier, for its pro rata share of such services or assets, so that the respective Seller can process the payment in a timely manner. Such Seller shall apply the payment so received from the Purchaser or Purchasing Affiliate to the timely payment of amounts due to the provider under the Continuing Contract for the services or assets so provided for the benefit of the Purchaser or Purchasing Affiliate.

            6.2 No Solicitation By the Sellers.

                  (a) From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers shall not, and shall cause each of their respective Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions, negotiations or contacts whatsoever with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than the Purchaser and its Representatives, concerning any sale of all or a portion of the Purchased Assets or the Business, or of any equity shares of the Sellers, or any merger, consolidation, liquidation, dissolution or similar transaction involving any or all of the Sellers (each such transaction being referred to herein as a "Seller Acquisition Proposal").

                  (b) The Sellers will immediately notify the Purchaser if any discussions or negotiations are sought to be initiated, any inquiry, contact or proposal is made, or any information is requested with respect to any Seller Acquisition Proposal and notify the Purchaser of the terms of any proposal which a Seller may receive in respect to any such Seller Acquisition Proposal, including without limitation, the identity of the prospective purchaser or soliciting party.

            6.3 No Solicitation By the Purchaser.

                  (a) From the date hereof through the Closing or the earlier termination of this Agreement, the Purchaser shall not, and shall cause each of its Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person concerning a transaction which would prevent the consummation of the transactions contemplated by this Agreement (a "Competing Transaction").

                  (b) The Purchaser will immediately notify the Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Competing Transaction and notify the

Parent of the terms of any proposal which the Purchaser may receive in respect to any such Competing Transaction, including without limitation, the identity of the soliciting party.

            6.4 Notification of Certain Matters. From the date hereof through the Closing, the Sellers shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any material failure of the Sellers or any material failure of the Purchaser, as the case may be, or any of their respective Affiliates, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Sellers shall promptly notify the Purchaser of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that has had or may have a Material Adverse Effect.

            6.5 Investigation by the Purchaser.

            Subject to the Confidentiality Agreement, from the date hereof through the Closing Date:

                  (a) The Sellers shall, and shall cause their Representatives to, afford the Representatives of the Purchaser and its Affiliates complete access at all reasonable times to the Purchased Assets and the Business for the purpose of inspecting the same, and to the officers, key employees, agents, attorneys, accountants, properties, books and records related to the Business and Contracts of the Sellers, and shall furnish the Purchaser and its Representatives all financial, operating and other data and information as the Purchaser or its Affiliates, through their respective Representatives, may reasonably request.

                  (b) The Purchaser shall have the right, at its sole cost and expense to (i) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Owned Real Property and the Leased Real Property, and such other procedures as may be recommended by an independent environmental consultant selected by the Purchaser (the "Consultant") based on its reasonable professional judgment, in a manner consistent with good engineering practice, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (iii) inspect all buildings and equipment at the Owned Real Property and the Leased Real Property, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials (collectively, the "Environmental Review"); provided, however, in each case, such Environmental Review shall be conducted only during regular business hours and in a manner which will not unduly interfere with the operation of the Business or the use of, access to or egress from the Owned Real Property and the Leased Property.

            6.6 Maintenance of Business. From the date hereof through the Closing Date, the Sellers shall cause the Business to be carried on in the Ordinary Course and in the manner heretofore conducted and shall use their best efforts to maintain the relationships between the Sellers and their suppliers, customers and others having business relations with them. Without limiting the generality of the foregoing, the Sellers shall (a) maintain the Purchased Assets in their current state of repair, subject to normal wear and tear; (b) maintain insurance covering the Purchased Assets comparable to that in effect as of the date hereof; (c) not purchase or commit to purchase any assets or incur (by guarantee, endorsement or otherwise) any Liabilities or discharge or satisfy any Liabilities other than in the Ordinary Course of Business which will be Assumed Liabilities, without the consent of the Purchaser; (d) make timely payments on accounts payable and other obligations of the Sellers in accordance with past practice; (e) maintain their existence in good standing; (f) maintain proper business and accounting records, consistent with past practice; (g) refrain from, without the Purchaser's prior written consent, increasing the salary or other benefits of any kind of any employee of Sellers engaged in the Business; and (h) maintain and defend all rights to any Patents, Trademarks or other Proprietary Rights relating to the Business. Sellers shall promptly notify the Purchaser of any significant adverse developments in the Business, including with respect to the Sellers' market position, sales and profit trends, labor relations, litigation or insurance claims or other material events.

            6.7 Certain Prohibited Transactions. Without the prior written consent of the Purchaser, the Sellers (a) will not engage in any transaction or act (i) which would have a Material Adverse Effect, or (ii) which would constitute a change or event specified in Section 4.5 which would be required to be disclosed in the Disclosure Schedule if entered into prior to the date hereof, and (b) will not enter into a settlement of, or relinquish any rights with respect to any actual or potential Patent or intellectual property infringement claim relating to the Business.

            6.8 Employees.

                  (a) The Sellers shall use their best efforts to keep available to the Purchaser the services of the Business Employees and to use their best efforts to encourage each Business Employee to accept Purchaser's offers of employment.

                  (b) The Purchaser (either directly or through one or more Purchasing Affiliates) shall extend offers of employment to all of the Business Employees (such employees who accept such offers are hereinafter referred to as the "Transferred Employees"), which offers shall be at such Transferred Employee's geographic location and salary or wage and benefits as of the date hereof (except as otherwise agreed between such Transferred Employee and the Purchaser), shall include the same or better coverage set forth under the Assumed Employee Plans, and shall otherwise be on terms and conditions that the Purchaser will determine in its sole discretion; provided, however, that the terms offered to the Key Employees shall include the terms set forth on Exhibit 3 hereto. The Sellers shall cooperate with and use their best efforts to assist the Purchaser in its efforts to secure satisfactory employment arrangements with the Transferred Employees.

                  (c) Neither the Purchaser nor the Purchasing Affiliates shall assume any Liabilities under the Seller Retained Employee Plans and the Sellers shall be solely responsible for all Liabilities with respect to the Seller Retained Employee Plans, and all obligations and Liabilities thereunder, including, without limitation, any Tax-related filings with respect to the Seller Retained Employee Plans. Except as set forth in Section 6.8(d) below, neither the Purchaser nor the Purchasing Affiliates shall assume any Liabilities under the Assumed Employee Plans or with respect to the Transferred Employees, including, but not limited to, cash compensation, to the extent that they accrue, arise out of, or relate to events or occurrences happening prior to the Closing Date.

                  (d) With respect to the Transferred Employees, the Purchaser and its respective Purchasing Affiliates shall recognize all accrued but unused vacation, floating holidays, sick days and severance obligations and other employment related obligations as of the Closing Date to the extent such vacation, floating holidays, sick days and severance obligations were recognized under the Assumed Employee Plans; provided that such Liabilities for vacation, floating holidays, sick days and severance obligations shall have been reflected in the Ordinary Course of Business in the Interim Balance Sheet.

                  (e) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by the Purchaser or its Affiliates or under any benefit plan which the Purchaser or its Affiliates may maintain.

            6.9 Division of Businesses. The Parent agrees that the Sellers shall remove all Excluded Assets from and vacate the Facilities, except for Facilities specified on Exhibit 15 which are used primarily in businesses of the Sellers other than the Business, on or prior to the expiration of the period of 60 days immediately following the Closing; provided that the Sellers hereby agree that if all Excluded Assets have not been removed from and the Sellers shall not have vacated such Facilities by such date, the Sellers shall be obligated to pay, and shall pay, their proportionate share of rent and operating expenses based on the space utilized by the Sellers in the Facility or Facilities in which Excluded Assets remain; provided, however, that the Sellers shall in any event remove all Excluded Assets from the Facilities by not later than the expiration of the period of 120 days immediately following the Closing. The Sellers may vacate the Facilities at any earlier date. During the period of the Sellers' occupancy, the Sellers may conduct their normal business operations at the Facilities, but shall do so only in a manner that does not interfere with the conduct of business by the Purchaser at the Facilities.

            6.10 Integration of the Business with the Purchaser; Transition Services. The Sellers agree to participate to the extent reasonably requested by the Purchaser in the integration of the Business with the business of the Purchaser and to ensure a smooth transition of the Business to the Purchaser and the Purchasing Affiliates, including provision of services to the

Purchaser or Purchasing Affiliates for a period of one year following the Closing in accordance with the terms of the Transition Services Agreement.

            6.11 Vendor Relations. Prior to, and for a period of three (3) years after, Closing, no Seller shall intentionally cause any vendor, representative or distributor as of the Closing to discontinue being the vendor to, or representative or distributor for, the Purchaser or any of its Affiliates.

            6.12 Tax Matters.

                  (a) The Sellers shall file, to the extent required by, or permissible under, applicable Tax Law, all necessary Tax Returns and other documentation with respect to all transfer and sales taxes, and, if required by applicable Tax Law, the Purchaser (or its affiliate) shall join in the execution of any Tax Returns and other documentation.

                  (b) Real property or personal property taxes and other similar Taxes imposed on Purchased Assets (excluding such Taxes relating to Sunsoft and Sunsoft UK, which shall be governed by Section 6.12(d)(ii) hereof) for taxable periods that begin before the Closing Date and end after the Closing Date (a "Straddle Period") shall be allocated between the Sellers and the Purchaser based on the number of days before and after the Closing Date. The Purchaser shall prepare and timely file all Tax Returns with respect to such Taxes described in the preceding sentence required to be filed after the Closing Date, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Purchaser shall make such Tax Returns available for the Parent's review and approval (which approval shall not be unreasonably withheld) no later than fifteen (15) business days prior to the due date for filing each such Tax Return. Within fifteen (15) business days after receipt of a Tax Return referred to in this Section 6.12(b), the Parent shall pay to the Purchaser the Sellers' share of the amount shown on such Tax Return, less payments on account of such Taxes previously made by the Sellers.

                  (c) The Purchaser and the Sellers shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return relating to the Business, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes relating to the Business, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit, examination or proceedings relating to the Business.

                  (d) The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for Tax matters relating to Sunsoft and Sunsoft UK in connection with this Agreement or following the Closing Date:

                        (i) [Reserved]

                        (ii) The Purchaser shall prepare or cause to be prepared, file or cause to be filed and pay all Taxes due in respect of all Tax Returns required to be filed by

Sunsoft and Sunsoft UK for Straddle Periods or for periods ending on or prior to the Closing Date (if not filed by the Closing Date). Taxes for Straddle periods shall be allocated between the Sellers and the Purchaser, in the case of personal property tax, real property tax and similar taxes, based on the number of days before and after the Closing Date, and in the case of other Taxes, based on a hypothetical closing of the books. The Purchaser shall make such Tax Returns available for the Parent's review and approval (which approval shall not be unreasonably withheld) no later than fifteen (15) business days prior to the due date for filing each such Tax Return. Within fifteen (15) business days after receipt of such Tax Return, the Parent (on behalf of the Sellers) shall pay to the Purchaser the Sellers' share of the amount shown on such Tax Return, less payments on account of such Taxes previously made by the Sellers. In the case such Tax Return relates to a period ending on or prior to the Closing Date but is filed after the Closing Date, the Sellers' share shall be the entire amount shown on such Tax Return.

                        (iii) Parent US Sub shall be responsible for the filing of consolidated, unitary or combined income Tax Returns of Parent US Sub's group that includes the operations and income of Sunsoft until the Closing Date and the payment of Taxes shown on such Tax Returns.

                        (iv) From and after the Closing Date, the Sellers shall indemnify, defend and hold the Purchaser, Sunsoft, Sunsoft UK and their Affiliates harmless from and against any and all Taxes which may be suffered or incurred by the Purchaser, Sunsoft, Sunsoft UK and their Affiliates in respect of (i) Taxes attributable to Sunsoft or Sunsoft UK with respect to any periods ending on or prior to the Closing Date and any pre-Closing period (including a pre-Closing portion of any Straddle Period) and (ii) Taxes payable by Sunsoft or Sunsoft UK with respect to any taxable period (or a portion thereof) ending on or prior to the Closing Date by application of Treasury Regulations Section 1.1502-6 or of any analogous foreign, state or local Tax. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which the Sellers are or may be obligated to indemnify pursuant to this Section 6.12(d)(iv), the Purchaser shall allow the Sellers, at the Sellers' expense, to control the conduct of the Proceeding. The Sellers shall have the right to control such Proceeding, but shall not settle or otherwise resolve any such Proceeding concerning Taxes without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; provided, however, that if such Proceeding involves any Tax issues the resolution of which may impact any position relating to Taxes of Sunsoft or Sunsoft UK after the Closing Date, the Purchaser shall have the right to withhold its consent in its sole discretion. The Purchaser shall (i) promptly notify the Sellers upon receipt of any notice relating to any such Proceeding as to any Taxes in respect of which the Sellers have agreed to indemnify pursuant to this Section 6.12(d)(iv)and (ii) have the right to participate in the process at its own expense. In the event the Sellers do not exercise its right to control such Proceeding, the Purchaser shall have the right to control the process at the Sellers' expense. All tax sharing agreements or similar agreements with respect to or involving Sunsoft or Sunsoft UK shall be terminated on or before the Closing Date.

            6.13 Photochromic Technology. Parent is currently engaged in negotiations of a partnership agreement with Transitions Optical Inc. regarding photochromic technology for hydrophilic contact lenses (the "Photochromic Agreement"). Parent agrees that the

Photochromic Agreement shall provide the right of the Parent to assign the Photochromic Agreement to Purchaser and its Purchasing Affiliates. The Parent further agrees that (i) as soon as practicable following the execution of the Photochromic Agreement, the Parent shall deliver a copy of the executed Photochromic Agreement to the Purchaser and (ii) the Purchaser or a Purchasing Affiliate shall have the option to acquire from the Parent the rights and assume the Parent's obligations under the Photochromic Agreement at no additional cost to the Purchaser or Purchasing Affiliate by delivering to the Parent a written notice within thirty (30) days after delivery of the copy of the Photochromic Agreement to the Purchaser of the Purchaser's or Purchasing Affiliate's election to have the Photochromic Agreement assigned to such party. If the Purchaser or Purchasing Affiliate makes such an election to have the Photochromic Agreement assigned to such party, as soon as reasonably practicable following delivery of such notice to the Parent, the parties shall execute and deliver such documents as are reasonably necessary to cause such agreement to be assigned to the Purchaser or Purchasing Affiliate and assumed by the Purchaser or Purchasing Affiliate.

            6.14 Parent Board of Director Approval. Immediately following the execution of this Agreement, the Parent shall duly call and convene and hold a meeting of its board of directors (such meeting in any event to occur on or before January 31, 2001) for the purpose of obtaining the due approval of Parent's board of directors of this Agreement (with the terms, conditions and content contained herein as of the date hereof) and the Ancillary Agreements and the transactions contemplated hereby and thereby (the "Parent Board Approval").

            6.15 HOC Contact Lens Business. The Parent covenants that (i) sales with respect to the HOC Contact Lens Business shall be limited to customers located in The Netherlands and the volume of the future sales, on an annualized basis, of the HOC Contact Lens Business will be equal to or less than the volume of sales of the HOC Contact Lens Business in 2000, and (ii) within eighteen (18) months following the Closing, the Parent shall cause the HOC Contact Lens Business to be terminated.

                                  ARTICLE VII.
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

            7.1 Conditions. The obligations of the Purchaser to consummate the transactions provided for hereby are subject, in the discretion of the Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

                  (a) the representations and warranties in Article IV shall be true and correct when made and at and as of the Closing Date as if such representations and warranties were made at such time (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date);

                  (b) the Sellers shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or satisfied by them prior to or at the Closing Date;

                  (c) all Consents from any Person, and all filings, registrations and notifications necessary to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or made and the waiting period under the HSR Act shall have expired or been terminated;

                  (d) no Court Order, Action or proceeding shall have been instituted or threatened which makes the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited;

                  (e) no Person who or which is not a party to this Agreement or the Ancillary Agreements shall have commenced or threatened to commence any Action seeking to restrain or prohibit, or to obtain damages in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements;

                  (f) there shall not have occurred any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (g) the Purchaser and its Representatives shall have completed the Environmental Review, and in the sole discretion of the Purchaser, the Purchaser shall be satisfied with the results of the Environmental Review. The Environmental Review shall have no effect whatsoever on the liability of the Sellers to the Purchaser under this Agreement or otherwise for breach of any representations, warranties or covenants of the Sellers hereunder;

                  (h) the Purchaser shall have obtained or been granted the right to use all Permits necessary for the operation of the Business;

                  (i) the Sellers shall have delivered the documents required to be delivered by them pursuant to Section 3.2, and the Ancillary Agreements shall be in full force and effect;

                  (j) each of the employees of the Sellers identified on Exhibit 16 (the "Key Employees") shall have entered into an employment agreement with the Purchaser or Purchasing Affiliate on terms satisfactory to the Purchaser and the respective Key Employee (the "Executive Employment Agreements");

                  (k) the Sellers shall have delivered to the Purchaser opinions of counsel licensed in each of the respective jurisdictions of organization of the Sellers, dated as of the Closing Date, substantially in the form of Exhibit 17 hereto;

                  (l) the Parent Agreements designated by the Purchaser shall have been terminated and the parties thereto shall have been released from all obligations thereunder and the Sellers shall have delivered to the Purchaser evidence satisfactory to the Purchaser of such termination and release;

                  (m) the Patent and Know-How License Agreement shall have been amended in a manner satisfactory to the Purchaser and Parent;

                  (n) the Sellers shall have delivered to the Purchaser such certificates of their officers to evidence compliance with the conditions set forth in this Article VII as may be reasonably be requested by the Purchaser;

                  (o) the Purchaser shall have received from the Sellers resolutions adopted by the directors of the Sellers, or other evidence satisfactory to the Purchaser, evidencing the approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by the authorized representatives of the Sellers;

                  (p) Parent US Sub shall have delivered to the Purchaser a non-foreign affidavit pursuant to Section 1445(b)(2) of the Code; and

                  (q) the Parent shall have obtained the Parent Board Approval.

                                  ARTICLE VIII.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

            8.1 Conditions. The obligations of the Sellers to consummate the transactions provided for hereby are subject, in the discretion of the Parent, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Parent:

                  (a) the representations and warranties in Article V shall be true and correct when made and at and as of the Closing Date as if such representations and warranties were made at such time (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date);

                  (b) the Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or satisfied by it prior to or at the Closing Date;

                  (c) all Consents from governmental authorities, and all filings, registrations and notifications with or of governmental authorities necessary to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or made and the waiting period under the HSR Act shall have expired or been terminated;

                  (d) no Court Order, Action or proceeding shall have been instituted or threatened which makes the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited;

                  (e) no Person who or which is not a party to this Agreement or the Ancillary Agreements shall have commenced or threatened to commence any Action seeking to restrain or prohibit, or to obtain damages in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

                  (f) the Purchaser or the Purchasing Affiliates, as the case may be, shall have delivered the documents required to be delivered by it or them pursuant to Section 3.2, and the Ancillary Agreements shall be in full force and effect;

                  (g) the Purchaser shall have delivered to the Parent opinions of counsel licensed in each of the respective jurisdictions of organization of the Purchaser and Purchasing Affiliates, dated as of the Closing Date, substantially in the form of Exhibit 18 hereto;

                  (h) the Purchaser shall have delivered to the Sellers such certificates of their officers to evidence compliance with the conditions set forth in this Article VIII as may be reasonably be requested by the Sellers;

                  (i) the Sellers shall have received from the Purchaser resolutions adopted by the board of directors of the Purchaser, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by the Purchaser's corporate secretary; and

                  (j) the Parent shall have obtained the Parent Board Approval.

                                   ARTICLE IX.
                                 INDEMNIFICATION

            9.1 Survival of Representations, Etc. The representations and warranties of the Parent and the Purchaser contained herein shall survive the Closing Date until the later of (a) the first anniversary of the Closing Date, or (b) the forty-fifth (45th) day following the date of completion by the Purchaser's auditors of the audit of the financial statements for the Business acquired by the Purchaser hereunder for the year ended December 31, 2001 (and claims based upon or arising out of such representations and warranties may be asserted at any time before such date); provided, however, (i) the Parent's representations and warranties set forth in Section 4.3 ("Authorization") shall survive for a period of five (5) years and (ii) the Parent's representations and warranties in Sections 4.20 ("Employee Plans and Employee Matters"), 4.22 ("Tax Matters"), 4.26 ("Compliance with Environmental Laws"), 4.16 ("Warranty and Product Liability Matters") and 4.27 ("Ownership of Sunsoft Shares and Sunsoft UK Shares") shall survive for a period equal to the relevant statute of limitations (including, in the case of Taxes, any extensions thereof). The right to indemnification or other remedy based on the representations and warranties herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of any such representation or warranty.

            9.2 Indemnification.

                  (a) The Parent shall indemnify the Purchaser and its Affiliates, and each of its officers, directors, employees, shareholders, partners and agents as the case may be ("Purchaser Indemnified Parties") against, and hold each Purchaser Indemnified Party harmless from, any damage, claim, loss, cost, Liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, damages, diminution in value, response action, removal action or remedial action (collectively "Damages") incurred or suffered by such Purchaser Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly: (i) the breach of any warranty or representation of the Parent or the Companies contained in this Agreement or in any agreement, certificate or other instrument delivered by the Parent or the Companies pursuant to this Agreement (including any Ancillary Agreements); (ii) any breach or non-performance by the Parent or the Companies of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Parent or the Companies pursuant to this Agreement (including any Ancillary Agreements); and (iii) any Excluded Liability; provided that the term "Damages" is not limited to matters asserted by third parties against Purchaser Indemnified Parties or Seller Indemnified Parties (as defined below) (the "Indemnified Party"), but includes Damages incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder, shall not be a condition precedent to recovery. Notwithstanding the foregoing, the term "Damages" shall not include any Adjustments Amounts paid in accordance with Section 2.5 hereof and shall not include any future lost profits or similar consequential damages.

                  (b) The Purchaser shall indemnify the Sellers, their Affiliates, and each of their respective partners, officers, directors, employees, shareholders and agents, as the case may be ("the Seller Indemnified Parties"), against, and hold each Seller Indemnified Party harmless from, any Damages incurred by such Seller Indemnified Party incident to, arising out of, in connection with or related to, whether directly or indirectly, (i) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, certificate or other instrument delivered by the Purchaser or Purchasing Affiliate pursuant to this Agreement (including any Ancillary Agreements); (ii) any breach or non-performance by the Purchaser or Purchasing Affiliate of its or their covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Purchaser or Purchasing Affiliate pursuant to this Agreement (including any Ancillary Agreements); and (iii) any Assumed Liability.

                  (c) Defense of Claims.

                        (i) If a claim for Damages (a "Claim") is to be made by an Indemnified Party against the indemnifying party (the "Indemnifying Party"), the Indemnified Party claiming such indemnification shall give written notice (a "Claim Notice") containing details of the amount and documenting or justifying such Claim to the Indemnifying Party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

                        (ii) After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.

                        (iii) If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will, if it shall reasonably determine and demonstrate that its rights would be adversely affected by a failure to defend, (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

                  (d) Limitations. Except for Damages incurred by a Purchaser Indemnified Party and indemnified pursuant to Section 9.2(a)(ii) or 9.2(a)(iii), and for Damages incurred by a Seller Indemnified Party pursuant to Section 9.2(b)(ii) or 9.2(b)(iii), in the absence of fraud or willful misrepresentation, a Purchaser Indemnifed Party or a Seller Indemnified Party, as the case may be, shall not be entitled to recover any Damages incurred pursuant to Section 9.2(a)(i) or 9.2(b)(i), as the case may be, until such time as the Damages in the aggregate claimed by the respective Indemnified Party exceeds U.S.$250,000 (the "Damage Threshold"), at which time such Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed for all such

Damages, including Damages included in the Damage Threshold. Notwithstanding the foregoing, the aggregate cumulative Liability of Parent for Damages to Purchaser Indemnified Parties under this Article IX shall not exceed the Purchase Price received by Parent and its Affiliates hereunder net of Taxes incurred by Parent and its Affiliates in connection with consummation of the transactions contemplated by this Agreement.

                                   ARTICLE X.
                                   TERMINATION

            10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

                  (a) by the mutual written agreement of the Purchaser and the Parent;

                  (b) by either the Purchaser or the Parent if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Purchaser, upon a material breach of any covenant or agreement on the part of the Sellers set forth in this Agreement, or if (i) any representation or warranty of the Sellers that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Sellers that is not so qualified shall have become untrue in any material respect, (a "Terminating Seller Breach"); provided, however, that, if such Terminating Seller Breach is capable of being cured by the Sellers prior to the Closing Date through the exercise of their best efforts, the Purchaser shall promptly give notice of such Terminating Seller Breach to the Parent and if such Terminating Seller Breach is cured within 15 days after giving notice to the Parent of such breach, the Purchaser may not terminate this Agreement under this
Section 10.1(c);

                  (d) by the Parent, upon a material breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if (i) any representation or warranty of the Purchaser that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Purchaser that is not so qualified shall have become untrue in any material respect ("Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is capable of being cured by the Purchaser prior to the Closing Date through the exercise of best efforts, the Parent shall promptly give notice of such Terminating Purchaser Breach to the Purchaser and if such Terminating Purchaser Breach is cured within 15 days after giving written notice to the Purchaser of such breach, the Parent may not terminate this Agreement under this Section 10.1(d); or


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
                  (e) by the Purchaser, if the Parent Board Approval has not been obtained on or before January 31, 2001.

            10.2  Effect of Termination.

                  (a) In the event of termination of this Agreement by either the Purchaser or the Parent as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Parent or their respective officers or directors except
(i) as provided in this Section 10.2 and Article XI and (ii) with respect to any Damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

                  (b) In the event of termination of this Agreement by the Purchaser pursuant to Section 10.1(c) or 10.1(e), then the Parent shall pay the Purchaser a cash fee of U.S.$1,500,000 as reimbursement for all expenses incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds within three business days after such termination therefor.

                  (c) In the event of termination of this Agreement by the Parent pursuant to Section 10.1(d), then the Purchaser shall pay the Parent a cash fee of U.S.$1,000,000 as reimbursement for all expenses incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds within three business days after such termination therefor.

                  (d) If, during the 180 day period commencing on the day following the date on which this Agreement is terminated pursuant to Section 10.1(c), any of the Sellers shall enter into an agreement with respect to a Seller Acquisition Proposal with any third party, upon consummation of the transaction contemplated by such Seller Acquisition Proposal (whether or not such consummation shall occur within such 180 day period), the Parent shall pay to the Purchaser a cash fee of U.S.$5,000,000 less the amount, if any, theretofore paid by the Parent pursuant to Section 10.2(b), in immediately available funds, promptly, but in no event later than two business days, after the date of such consummation.

                  (e) If, during the 180 day period commencing on the day following the date on which this Agreement is terminated pursuant to Section 10.1(d), the Purchaser shall enter into an agreement with respect to a Competing Transaction with any third party with whom the Purchaser had any discussions concerning a Competing Transaction prior to the 180th day following the date on which this Agreement is terminated, upon consummation of the transaction contemplated by such Competing Transaction (whether or not such consummation shall occur with such 180 day period), the Purchaser shall pay to the Parent a cash fee of U.S.$5,000,000 less the amount, if any, theretofore paid by the Purchaser pursuant to Section 10.2(c), in immediately available


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
funds, promptly, but in no event later than two business days, after the date of such consummation; provided, however, that for purposes of this Section 10.2(e), the term "Competing Transaction" shall only be deemed to include transactions with a third party in which the aggregate consideration paid or to be paid by the Purchaser and its Affiliates to such third party is equal to or greater than U.S.$50,000,000.

                  (f) If this Agreement is terminated pursuant to Section 10.1(e) and at any time prior to the 365th day following the date on which this Agreement is terminated pursuant to Section 10.1(e), any of the Sellers shall enter into an agreement with respect to a Seller Acquisition Proposal with any third party, upon consummation of the transaction contemplated by such Seller Acquisition Proposal (whether or not such consummation shall occur within such 365 day period), the Parent shall pay to the Purchaser a cash fee of U.S.$15,000,000 less the amount, if any, theretofore paid by the Parent pursuant to Section 10.2(b), in immediately available funds, promptly, but in no event later than two business days, after the date of such consummation.

                                   ARTICLE XI.
                                  MISCELLANEOUS

            11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Parent, except that the Purchaser may, without such consent, assign its rights hereunder either before or after the Closing Date to one or more Affiliates of the Purchaser or after the Closing Date to any third party, provided, however, that no such assignment shall release the Purchaser from any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall have any right, benefit or obligation hereunder. At or following the Closing, the Purchaser (or its assignees) may assign this Agreement to any lender to the Purchaser (or assignee) as security for its obligations to such lender.

            11.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

            If to the Purchaser:

            Ocular Sciences, Inc.
            475 Eccles Avenue
            South San Francisco, CA 94080
            Attention:  John Fruth, Chief Executive Officer
            Fax:  (650) 583-9017


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
            With a copy to:

            Latham & Watkins
            505 Montgomery Street, Suite 1900
            San Francisco, California 94111
            Attention:  Jeffrey T. Pero, Esq.
            Fax:  (415) 395-8095

            If to the Sellers:

            Essilor International (Compagnie Generale d'Optique) S.A 147, rue de Paris
            94227 Charenton-Le-Pont
            France
            Attention: Carol Xueref, Director of Legal Affairs and Group Development
            Fax:  33-(1) 49-77-43-05


            Any party may, from time to time, designate any other address to which any such notice to it or such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

            11.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of France, without reference to the conflicts of Laws of such jurisdiction that may otherwise require the application of the Laws of another jurisdiction.

            11.4 Arbitration of Disputes. Except for disputes regarding the Adjustment Amount as provided in Section 2.5 hereof, any dispute, difference or question that may, at any time, arise between the parties hereto or any of them concerning this Agreement or the Ancillary Agreements or the construction, meaning, operation or effect thereof or of any clause herein or in the Ancillary Agreements, or concerning the rights, duties and Liabilities of the parties respectively under, or otherwise by virtue of this Agreement and the Ancillary Agreements shall be referred to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and the venue of such arbitration shall be Reykjavik, Iceland. The award of such arbitration shall be final and binding on the parties hereto and any party may apply to a court of competent jurisdiction for a ruling or other order to effect the terms of the arbitration.

            11.5 Entire Agreement; Amendments and Waivers; Interpretation. This Agreement, the Ancillary Agreements and all exhibits and schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that no representation or warranty set forth in any Transfer Documents shall modify or limit in any manner the representations and warranties set forth in this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            11.8 Covenants of Subsidiaries. Each covenant herein made by the Sellers shall be deemed to be a covenant of the Parent by and on behalf of itself and by and on behalf of each of the Companies, and in each case, Parent shall cause each of the respective Companies to comply with the covenant and each covenant herein made by the Subsidiaries of the Purchaser shall be deemed to be a covenant of the Purchaser by and on behalf of itself and by and on behalf of each of such Subsidiary, and in each case, Purchaser shall cause each of its respective Subsidiaries to comply with the covenant.

            11.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            11.10 Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

            11.11 Schedules. The Schedules and Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

            11.12 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by Law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by Law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

            11.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their permitted successors and assigns) and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

            11.14 Further Assurances.

                  (a) Upon the terms and subject to the conditions contained herein, after the Closing the parties agree (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder; and (iii) to cooperate with each other in connection with the foregoing.

                  (b) After the Closing, each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any financial statement audit, tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose and will take reasonable measures to cause it Representatives, including its accountants, to do the same.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf all as of the day and year first above written.



OCULAR SCIENCES, INC.,
a Delaware corporation


/s/ John Fruth
___________________________
By: John Fruth
Title: CEO & President


Essilor International (Compagnie Generale d'Optique) S.A, a French corporation


/s/ Philippe Alfroid
___________________________
By: Philippe Alfroid
Title: Chief Operating Officer




                  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT